        Exhibit 2.1

DATED 9 DECEMBER 2025
CGM B.V. as the Purchaser and CRONOS GROUP INC. as the Guarantor and "RING" INTERNATIONAL HOLDING AG LANDEWYCK TOBACCO S.A. as the Sellers
SHARE SALE AND PURCHASE AGREEMENT WITH RESPECT TO THE SHARES IN CANADELAAR B.V.

        Exhibit 2.1

TABLE OF CONTENTS

        Exhibit 2.1

Clause Headings Page
1.    INTERPRETATION    2
2.    SALE AND PURCHASE    3
3.    CONSIDERATION    3
3.1    Initial Purchase Price    3
3.2    Payment    3
3.3    Deferred Purchase Price    4
3.4    Notary Letter    4
4.    CONDITIONS FOR COMPLETION    4
4.1    Conditions for the obligations of the Parties    4
4.2    Conditions for the obligations of the Purchaser    4
4.3    Responsibility for satisfaction    5
4.4    Notice and waiver    7
4.5    Long Stop Date    7
5.    PRE-COMPLETION COVENANTS    7
5.1    Conduct of business before Completion    7
5.2    Other obligations of the Sellers    11
5.3    Payment of intercompany debt    12
5.4    Release of guarantees    12
5.5    Intercompany agreements    12
5.6    Bring Down Disclosure Letter    12
5.7    Key employment agreements    13
5.8    Transitional Services Agreement    13
6.    ESTIMATED NET INDEBTEDNESS    13
6.1    Determination of Estimated Net Indebtedness    13
6.2    Review by the Purchaser    13
7.    COMPLETION    14
7.1    Completion Date and place    14
7.2    Books and records    14
7.3    Completion Deliverables and Completion Events    14
7.4    Breach of Completion obligations    14
8.    NET INDEBTEDNESS ADJUSTMENT    15
8.1    Determination of Net Indebtedness    15
8.2    Net Indebtedness adjustment    15
8.3    Payment    15
9.    POST-COMPLETION OBLIGATIONS    15
9.1    Retention of information by the Sellers    15
9.2    Retention of information by the Purchaser    15
10.    WARRANTIES    16
10.1    Warranties    16
10.2    Notification    16
10.3    Reliance    16
10.4    Allocation of risk    16
10.5    Disclosed information    16
11.    LIABILITY OF THE SELLERS    17
11.1    Liability for Breaches    17
11.2    Several liability    17
11.3    Time limitation for Claims    17
11.4    Minimum Claims    18
11.5    Maximum liability    18
11.6    No limitations    18
11.7    Contingent liabilities    18
11.8    No recourse    18
11.9    Subsequent recovery    19
11.10    No cumulation    20
11.11    Tax Benefits    20
11.12    Mitigation    20
11.13    Further Limitations    20
12.    CONDUCT OF CLAIMS    20
12.1    Notification of a Claim    21
12.2    Third party claims    21
13.    SPECIFIC INDEMNITIES    22
13.1    Specific Indemnities    22
13.2    Limitation on liability of the Sellers    22
13.3    Claims    23
13.4    No cumulation    23
14.    TAX MATTERS    23
15.    W&I INSURANCE    23
15.1    W&I Insurance    23
15.2    Sole recourse for Non-Fundamental Warranty Claims and Tax Indemnity claims    24
15.3    Specific Tax Indemnities    24
15.4    No subrogation W&I Insurer    24
16.    RESTRICTIONS ON THE SELLERS' BUSINESS ACTIVITIES    24
16.1    Restrictions    24
16.2    No incentive schemes    25
16.3    Company name    25
16.4    Affiliated persons    25
16.5    Penalty    25
17.    PURCHASER'S WARRANTIES    26
18.    GUARANTEE    26
18.1    Guarantee    26
18.2    Claims under the guarantee    27
19.    TERMINATION    27
19.1    Termination events    27
19.2    Effect of termination    27
20.    CONFIDENTIALITY AND ANNOUNCEMENTS    27
20.1    Confidentiality    28
20.2    Announcements    29
21.    GENERAL PROVISIONS    29
21.1    Further assurance    29
21.2    Notices    29
21.3    Expenses    30
21.4    Entire agreement    30
21.5    Amendment    31
21.6    Assignment    31
21.7    Partial invalidity    31
21.8    Notary    31
21.9    No remedy    31
21.10    No rescission    31
21.11    No waiver    32
21.12    Grossing up    32
21.13    Payments    32
21.14    Set off    32
21.15    Notices to Sellers    33
21.16    Third party rights    33
21.17    Counterparts    33
21.18    Governing law    33
21.19    Jurisdiction    33
SCHEDULE 1 (OWNERSHIP OF THE SHARES)    35
SCHEDULE 2 (DATA ROOM INDEX)    36
SCHEDULE 3 (DEFERRED PURCHASE PRICE)    37
SCHEDULE 4 (AMOUNTS OWED TO THE COMPANY)    43
SCHEDULE 5 (INTERCOMPANY AGREEMENTS)    44
Part 1 – Intercompany agreements to be terminated upon Completion    44
Part 2 – Intercompany agreements to continue until Completion    44
SCHEDULE 6 (DIRECTOR EMPLOYMENT TERMS)    45
SCHEDULE 7 (TRANSITIONAL SERVICES AGREEMENT)    46
SCHEDULE 8 (COMPLETION DELIVERABLES AND COMPLETION EVENTS)    47
SCHEDULE 9 (DETERMINATION OF NET INDEBTEDNESS)    49
SCHEDULE 10 (WARRANTIES)    52
SCHEDULE 11 (DISCLOSURE LETTER)    72
SCHEDULE 12 (TAX MATTERS)    73
SCHEDULE 13 (ACCOUNTING RULES AND POLICIES)    80
SCHEDULE 14 (W&I INSURANCE POLICY)    81
DEFINITIONS SCHEDULE    82

        Exhibit 2.1

THIS AGREEMENT IS ENTERED INTO ON 9 DECEMBER 2025,
BETWEEN:
(1)CGM B.V., a company incorporated under the laws of the Netherlands with its corporate seat in Amsterdam, the Netherlands, and registered with the trade register of the Dutch Chamber of Commerce under number 99005948 (the "Purchaser");
(2)CRONOS GROUP INC., a company incorporated under the laws of British Columbia, with its registered office is at 1133 Melville Street, Suite 3500, The Stack, Vancouver, BC V6E 4E5, registered under number C1256453 ("Guarantor");
(3)"RING" INTERNATIONAL HOLDING AG, a company incorporated under the laws of Austria with its corporate seat in Vienna, Austria, registered with the Austrian commercial register under number FN 225112 y ("Ring"); and
(4)LANDEWYCK TOBACCO S.A., a company incorporated under the laws of Luxembourg with its corporate seat in Luxembourg, Luxembourg, registered with the Luxembourg register of trade and companies under number B 174692 ("Landewyck").
The parties under (3) and (4) above are collectively referred to as the "Sellers" and individually as a "Seller". The above parties to this Agreement are collectively referred to as the "Parties" and individually as a "Party".
RECITALS:
(1)CanAdelaar B.V. is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its corporate seat in Hellevoetsluis, the Netherlands, registered with the trade register of the Chamber of Commerce under number 73034401 (the "Company").
(2)Each Seller owns the shares in the Company set opposite its name in Schedule 1 (Ownership of the Shares), together constituting the entire issued and outstanding share capital of the Company (the "Shares").
(3)On 16 November 2024, Ring and the Purchaser entered into a non-disclosure agreement with respect to a potential transaction.
(4)The Purchaser has taken out a warranty and indemnity insurance to cover claims under the Warranties and the Tax Indemnity (other than the Specific Tax Indemnities) provided by the Sellers (the "W&I Insurance"). A copy of the W&I Insurance Policy is attached to this Agreement as Schedule 14 (W&I Insurance Policy).
(5)The Guarantor is the ultimate parent company of the Purchaser and is willing to guarantee the payment of the Purchase Price and the punctual performance of the Purchaser's obligations hereunder, subject to the terms and conditions set forth in this Agreement.
(6)The Sellers and the Purchaser have duly complied with the requirements under the Merger Code 2015 (SER-Fusiegedragsregels 2015) and all other rules on the co-determination of

        Exhibit 2.1

employees or their representatives to the extent applicable to the sale and purchase of the Shares and the execution of this Agreement.
(7)The Sellers wish to sell the Shares to the Purchaser and the Purchaser wishes to purchase the Shares from the Sellers, subject to the terms and conditions of this Agreement.
(8)THE PARTIES THEREFORE AGREE AS FOLLOWS:
1.INTERPRETATION
1.In this Agreement capitalized terms have the meaning set out in the Definitions Schedule.
2.In this Agreement, unless otherwise specified:
1.reference to a gender includes all genders;
2.reference to a singular includes reference to the plural and vice versa;
3.reference to a person includes reference to any individual, company, corporation, foundation, association, any other legal person, partnership, joint venture or any Governmental Authority;
4.reference to "include" or "including" is treated as a reference to "include without limitation" or "including without limitation";
5.reference to "books, records and documents" refers to books, records and documents stored in any form, including paper, magnetic media, films, microfilms, the internet, electronic or cloud-based storage devices and any other data carriers or services;
6.reference to "writing" or "written" means any method of reproducing words in a legible and non-transitory form, including e-mail;
7.reference to any action, remedy, method or form of proceedings, court or any other legal concept or matter is a reference to the Dutch legal concept or matter or to the legal concept or matter which most closely resembles the Dutch legal concept or matter as interpreted in a Dutch law context; and
8.reference to a Clause or Schedule or Appendix is a reference to a clause or schedule or appendix of this Agreement, respectively, and the Schedules and Appendices will form an integral part of this Agreement.
3.Headings are for convenience of reference only and do not affect the interpretation of any provision of this Agreement.
4.The Parties acknowledge that their representatives have jointly participated in drafting and negotiating this Agreement and agree that no provision of this Agreement shall be construed against any Party solely because such Party was responsible for the drafting of such provision or requested that it be included in the Agreement.

        Exhibit 2.1

5.Reference in this Agreement to the "awareness" or the "knowledge" of any Seller or any similar statement means awareness or knowledge of the following individuals: Christopher Martens, Matthias Meinl, Günter Herneth, Ralph-Leo Lanckohr and Gunther Vesko, in each case after reasonable enquiry into the relevant subject matter.
2.SALE AND PURCHASE
1.Subject to the terms and conditions of this Agreement, each Seller hereby sells the Shares set opposite its name in Schedule 1 (Ownership of the Shares) to the Purchaser, and the Purchaser hereby purchases the Shares from the Sellers.
2.The Shares will be transferred to the Purchaser on the Completion Date, free from Encumbrances and together with all rights attached to them, by execution of the Deed of Transfer in accordance with the provisions of Clause 7.
3.The Sellers hereby expressly waive any rights, obligations or conditions in connection with, or otherwise related to, the transfer of the Shares, as agreed between them in the joint venture agreement dated 11 September 2023 and amended and restated on 20 September 2023 (the "JVA").
4.The Purchaser shall not be obliged to acquire any Shares, unless all Shares are simultaneously transferred to the Purchaser by the Sellers.
3.CONSIDERATION
1.Initial Purchase Price
The consideration payable by the Purchaser to the Sellers for the Shares (the "Initial Purchase Price") shall be an amount equal to the outcome of:
1.EUR 57,500,000 (fifty seven million five hundred thousand) (the "Base Amount");
2.plus the amount of the Net Indebtedness if this represents a positive cash balance, or minus the amount of the Net Indebtedness if this is a negative sum;
3.minus EUR 133,500 (the "Sellers W&I Premium Amount"), plus 50% of the additional underwriting fees incurred by the Purchaser up to Completion in relation to additional due diligence with the view of lifting certain exclusions currently included in the W&I Policy.
The Initial Purchase Price shall be allocated between the Sellers in accordance with their respective Relevant Proportion.
2.Payment
1.On the Completion Date, the Purchaser shall pay an estimate of the Initial Purchase Price in immediately available funds and without any set-off, deduction, withholding or counterclaim (the "Estimated Initial Purchase Price") to the Sellers in accordance with Clause 7.3 and Schedule 8 (Completion Deliverables

        Exhibit 2.1

and Completion Events), which Estimated Initial Purchase Price shall be an amount equal to the outcome of:
(A)the Base Amount;
(B)plus the amount of the Estimated Net Indebtedness if this represents a positive cash balance, or minus the amount of the Estimated Net Indebtedness if this is a negative sum;
(C)minus the Sellers W&I Premium Amount.
2.Any adjustment of the Estimated Initial Purchase Price will be paid in accordance with Clause 8.3.
3.Deferred Purchase Price
The Initial Purchase Price shall be increased by the Deferred Purchase Price, if any, in accordance with Schedule 3 (Deferred Purchase Price). The Initial Purchase Price plus the Deferred Purchase Price, if any, shall constitute the entire consideration payable by the Purchaser to the Sellers for the Shares (the "Purchase Price"), without prejudice to any adjustments made to the Purchase Price under this Agreement.
4.Notary Letter
The Purchaser and the Sellers shall cooperate with each other in good faith to agree a detailed letter from the Notary (the "Notary Letter"), on customary terms, setting out the funds flow at Completion, including the transfer of the Estimated Initial Purchase Price to the Sellers, and shall sign the Notary Letter ultimately one (1) Business Day before the Completion Date.
4.CONDITIONS FOR COMPLETION
1.Conditions for the obligations of the Parties
The obligation of the Parties to effect Completion is subject to the satisfaction of the following conditions precedent (opschortende voorwaarden):
1.written unconditional confirmation, in form and substance satisfactory to the Purchaser (acting reasonably), has been obtained from the Minister of Health, Welfare, and Sport (Minister van Volksgezondheid, Welzijn en Sport) (the "Minister") that the transactions contemplated by this Agreement do not constitute grounds for revocation of the Designation and that the Minister will not revoke or seek to revoke the Designation in the context of the transactions contemplated by this Agreement; and
2.written confirmation has been obtained from the Minister that a Bibob screening by the Minister and the National Probity Screening Authority (Landelijk Bureau Bibob) (the "Bibob Authority") has been completed with respect to the Company and other relevant parties required to be investigated by the Bibob Authority, in

        Exhibit 2.1

each case in the context of the transactions contemplated by this Agreement and without conditions having been imposed,
(the conditions included in Clauses 4.1.1 and 4.1.2 are collectively referred to as the "Regulatory Conditions").
2.Conditions for the obligations of the Purchaser
The obligation of the Purchaser to effect Completion is subject to the satisfaction of the following conditions precedent (opschortende voorwaarden):
1.no Material Adverse Effect has become known or has occurred;
2.(i) the Fundamental Warranties shall be true, accurate and not misleading in all respects, (ii) the Non-Fundamental Warranties that are qualified as to materiality shall be true, accurate and not misleading in all respects, and (iii) the Non-Fundamental Warranties that are not so qualified shall be true, accurate and not misleading in all material respects; and
3.no Governmental Authority has issued an Order relating to the Odor Issue that directly or indirectly: (i) requires the Company to materially alter, or results in the Company materially altering, the ordinary course of its business (including, without limitation, requiring the construction of an indoor cultivation facility, the cessation or material reduction of the current cultivation activities, or the relocation of cultivation operations) or (ii) results in the revocation, suspension or material adverse modification of the terms and conditions of the Designation, provided that for the purposes of this Clause 4.2.3, the imposition of a monetary fine or penalty imposed by a Governmental Authority as a consequence of the Odor Issue, in and of itself, shall not cause the condition set out in this Clause 4.2.3 to be unsatisfied provided that the consequences of such monetary fine or penalty will be taken into account in establishing whether any of the scenarios included under (i) and (ii) above apply,
(the conditions included in Clauses 4.2.1, 4.2.2 and 4.2.3 together with the Regulatory Conditions, the "Conditions").
3.Responsibility for satisfaction
1.Subject to Clauses 4.3.2 and 4.3.3, the Parties shall use their reasonable efforts to satisfy the Conditions as soon as possible after the date of this Agreement.
2.The Sellers shall, and shall procure that the Company shall:
(A)prepare the filings required to satisfy the relevant Regulatory Conditions, including a letter on behalf the Company to the Minister requesting (i) a legal ruling and/or written confirmation that would satisfy the Regulatory Condition pursuant to Clause 4.1.1 and (ii) a Bibob screening as described in Clause 4.1.2, along with the relevant documents for the Bibob screening (together, the "Filings") and procure that the information provided by the Sellers and the Company is true, accurate and complete;

        Exhibit 2.1

(B)deliver the relevant draft Filings to the Purchaser within ten (10) Business Days from the date of this Agreement;
(C)incorporate the Purchaser's reasonable comments and suggestions provided on the relevant draft Filings within five (5) Business Days following receipt of the draft Filings and submit the Filings to the applicable Governmental Authority within five (5) Business Days after receipt of the Purchaser's reasonable comments and suggestions, subject to the prior written approval of the Purchaser (not to be unreasonably withheld, conditioned or delayed);
(D)supply any available additional information and documents that may reasonably be requested by a Governmental Authority in relation to the relevant Filings in order to satisfy the Regulatory Conditions, provided that the Purchaser will first be provided the opportunity to review and provide input on such additional information and documents within five (5) Business Days following receipt of such additional information and documents, which reasonable input will be taken into account, and such additional information and documents will thereafter only be supplied to the relevant Governmental Authority following the prior written approval from the Purchaser (not to be unreasonably withheld, conditioned or delayed)
(E)inform the Purchaser of any communication with the Governmental Authorities regarding the relevant Regulatory Conditions and, to the extent legally permissible, provide the Purchaser with copies of any such communication or correspondence received from (i) any Governmental Authority, unless (x) such Governmental Authority has explicitly indicated that such communication or correspondence may not be shared with the Purchaser or (y) such communication or correspondence is of pure administrative nature, or (ii) other third party in relation thereto;
(F)ensure that, to the extent permitted by the relevant Governmental Authority, the Purchaser is given the opportunity to attend and participate in any meetings, discussions or hearings with (representatives of) the relevant Governmental Authorities in connection with the relevant Filings or the satisfaction of the relevant Regulatory Conditions, and in any event keep the Purchaser promptly informed of the content and outcome of any such meetings, discussions or hearings; and
(G)if and to the extent the Parties (after having obtained advice from outside legal counsel) reasonably expect that the Regulatory Conditions will be satisfied prior to the Long Stop Date, take any other commercially reasonable action, including to defend, contest and resist any proceedings in case proceedings are initiated or threatened by any Governmental Authority or other person and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, in each case that will or may reasonably be expected to prohibit, prevent or restrict Completion or adversely impact the Designation, reasonably necessary to satisfy the relevant Regulatory Conditions, provided that the Sellers shall (i) procure that the Company shall inform and consult with

        Exhibit 2.1

the Purchaser in relation to any actions taken in relation to any Order or proceedings initiated or threatened and (ii) in no event agree to or accept any commitment, condition, undertaking or any other obligation, other than with the prior written approval of the Purchaser (not to be unreasonably delayed or withheld if it involves a commitment, condition, undertaking or obligation that cannot reasonably be considered material by the Purchaser).
3.Without prejudice to Clause 4.3.2, the Purchaser shall reasonably cooperate with the Sellers and the Company and upon request provide the Sellers and the Company with such information in relation to itself and other relevant members of the Purchaser's Group (which information shall be true, accurate and complete) and assistance reasonably necessary for the satisfaction of the Regulatory Conditions within ten (10) Business Days after the date of such request, provided that (i) insofar as certain drafts and/or documents contain business secrets, competitively or commercially sensitive information, personal information and/or confidential information, they may be shared in redacted form and/or only shared directly with the relevant Governmental Authorities and (ii) the Purchaser shall not be required to cooperate with the defence, contesting or resisting of proceedings or vacating, lifting, reversing or overturning an Order, in each case as referred to in Clause 4.3.2(G), if and to the extent the Purchaser (after having obtained advice from outside legal counsel) reasonably expects that the Conditions will not be satisfied prior to the Long Stop Date.
4.Notice and waiver
1.Each Party shall give notice to the other Parties once any of the Conditions have been satisfied. If any Party becomes aware of a fact or circumstances that will or is reasonably expected to prevent any of the Conditions from being satisfied, it shall notify the other Parties as soon as reasonably practicable.
2.The Purchaser may waive any of the Conditions in whole or in part by giving written notice to the Sellers, except to the extent Completion on the basis of such waiver would constitute a violation of Applicable Law.
5.Long Stop Date
1.Subject to Clause 4.5.2, if the Conditions have not been satisfied or waived in accordance with Clause 4.4.2 or if Completion has not occurred on or before the date falling six (6) months from the date of this Agreement (the "Long Stop Date") or if before that date it transpires that the relevant Governmental Authorities have provided written notice that a Regulatory Condition is incapable of satisfaction by the Long Stop Date, and such Regulatory Condition is not waived by the Purchaser in accordance with Clause 4.4.2, this Agreement may be terminated with immediate effect by either the Purchaser or the Sellers giving notice to the other Party.
2.Under Clause 4.5.1, the right to terminate this Agreement is not available to the Party that is in breach of any of its obligations under Clause 4.3 and the right to terminate this Agreement as a result of any of the Conditions included in Clauses 4.2.1, 4.2.2 and 4.2.3 not being satisfied shall only be available to the

        Exhibit 2.1

Purchaser, unless the Purchaser fails to waive such conditions or terminate this Agreement prior to or on the Long Stop Date.
5.PRE-COMPLETION COVENANTS
1.Conduct of business before Completion
1.During the period from the date of this Agreement until Completion, Ring shall procure that the Company carries on its business in the ordinary course consistent with past practice and that the Company shall:
(A)use its reasonable efforts to maintain relationships with suppliers, customers and others having business or professional relationships with the Company;
(B)continue to pay its creditors and collect debts in the ordinary course of business and within the usual terms of payment of the relevant creditors and debtors;
(C)maintain all insurance policies or, without prejudice to Clause 5.1.2, provide for substitute insurance policies on equally beneficial terms;
(D)use commercially reasonable efforts to maintain all licences, consents and authorizations necessary to carry on its business (including the Designation) and comply with the terms and conditions of such licences, consents and authorizations necessary to carry on its business (including the Designation) and applicable Law;
(E)maintain all accounting and other records in the ordinary course;
(F)maintain through Completion, its Cash Balances at an amount of at least EUR 2,500,000; and
(G)continue to meet its pension funding and social insurance obligations and contributions in respect of its employees.
2.During the period from the date of this Agreement until Completion, Ring shall procure that without the prior written consent of the Purchaser, the Company shall not:
(A)amend its articles of association or other constitutional documents;
(B)reclassify, split, consolidate, repay, recapitalize, purchase or redeem any of its own shares;
(C)issue any shares, securities convertible into shares or other profit sharing instruments or any rights or options to subscribe for or acquire any shares or such securities or other instruments;

        Exhibit 2.1

(D)create any Encumbrance or give any guarantee, joint liability undertaking, right of set-off or other assurance for the benefit of any third party;
(E)declare, make or pay any dividend or any other distribution or payment of capital, profits or reserves of the Company whether in cash or in kind (including in shares) other than the Permitted Dividends;
(F)change the Current Accounting Rules and Policies, other than as required by a change of Law, provided that prior written notice has been provided to the Purchaser;
(G)acquire or dispose of, or grant or extend any option to acquire or dispose of, any shares or other equity interest in any company, or any business or any material asset (including with respect to the Shares), other than stock-in-trade in the ordinary course of business and consistent with past practice;
(H)merge or consolidate with any other person or business, enter into any partnership, consortium, association or joint venture or incorporate any subsidiaries;
(I)make any material change to the organization, scope or nature of its business (including any expansion outside of the Netherlands or any activity that is not explicitly permitted under the Designation);
(J)borrow any amount or incur any financial indebtedness, in excess of EUR 100,000 in aggregate;
(K)lend any amounts to any person, other than to the Sellers provided that such amounts are settled via Permitted Dividends or repaid on or prior to Completion;
(L)enter into any agreement, arrangement or commitment with a Seller, its Affiliates or its Related Parties;
(M)enter into or incur any capital expenditure commitment or any other actual or contingent liability in excess of EUR 1,000,000 in aggregate;
(N)enter into, terminate or amend any agreement or commitment representing a value of more than EUR 100,000 on an annual basis or more than EUR 250,000 over the entire term of the agreement or commitment (including any supply agreement with a coffee shop);
(O)offer price reductions or discounts or enter into any unusual or onerous agreement, arrangement or commitment in each case other than in the ordinary course of business and consistent with past practice as specifically disclosed in the Disclosure Letter;
(P)enter into any material leasing, hire, hire purchase or other agreement for payment on deferred terms;

        Exhibit 2.1

(Q)engage any employee that would directly report to the Director, dismiss any Key Employee or any employee who reports to the Director as of the date hereof, or make any material change to the remuneration or other terms and conditions of engagement of any Key Employee, any employee who reports to the Director as of the date hereof or the general work force of the Company, other than as required by applicable Law or any applicable collective bargaining agreement;
(R)change any pension scheme or grant or create any additional retirement or disability benefit other than as required by applicable Law or any applicable collective bargaining agreement;
(S)enter into, change or terminate any collective bargaining agreement or other arrangements with any trade union or works council;
(T)initiate or conduct any legal proceedings, settle any dispute or waive any claim, in each case representing an amount of more than EUR 250,000, other than the collection of debts arising in the ordinary course of business and consistent with past practice; or
(U)plan, agree or commit to agree to any of the foregoing.
3.During the period from the date of this Agreement until Completion, Ring shall comply with the provisions of paragraph 2 of Schedule 12 (Tax Matters).
4.Notwithstanding anything to the contrary in this Agreement, during the period from the date of this Agreement until Completion, Ring shall, and shall procure that the Company shall, except to the extent otherwise agreed between Ring and the Purchaser in writing, in relation to the Odor Issue:
(A)keep the Purchaser promptly and fully informed of any developments regarding the Odor Issue;
(B)promptly inform the Purchaser of any communication or correspondence received from the Governmental Authorities regarding the Odor Issue and, to the extent legally permissible, promptly provide the Purchaser with copies of any such communication or correspondence received from any Governmental Authority or other third party in relation thereto, in each case except for communication or correspondence of pure administrative nature;
(C)timely respond to any communication or correspondence received from the Governmental Authorities regarding the Odor Issue, and supply any available information and documents that may reasonably be requested by a Governmental Authority in relation to the Odor Issue, provided that the Purchaser will first be provided the opportunity to review and provide input on such draft response or information and documents within five (5) Business Days following receipt of such draft response or information and documents, which input will be reasonably considered;

        Exhibit 2.1

(D)upon the Purchaser's request, schedule and attend a meeting with the Purchaser and its representatives to discuss the status of the Odor Issue, which meeting shall, except in case of urgency, occur not more than once a week;
(E)ensure that, to the extent permitted by the relevant Governmental Authority, the Purchaser is given the opportunity to attend and participate in any meetings, discussions or hearings with (representatives of) the relevant Governmental Authorities in connection with the Odor Issue, and in any event keep the Purchaser promptly informed of the content and outcome of any such meetings, discussions or hearings; and
(F)take any other commercially reasonable action, including to defend, contest and resist any proceedings in case proceedings are initiated or threatened by any Governmental Authority or other person and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, with respect to the Odor Issue, including timely lodging, and diligently pursuing, any and all appeals against any administrative fines imposed on the Company in connection with the Odor Issue, provided that Ring shall procure that the Company shall inform and consult with the Purchaser in relation to any actions taken in relation to any Order or proceedings initiated or threatened and in no event agree to or accept any commitment, condition, undertaking or any other obligation, other than with the prior written approval of the Purchaser (not to be unreasonably delayed or withheld).
5.Clauses 5.1.1 to (including) 5.1.3 shall not operate so as to restrict or prevent:
(A)any matter reasonably undertaken in the case of an emergency or disaster of which the consequences are imminent, to the extent strictly required to minimise or mitigate any material adverse effect on the business of the Company, provided that at all times Ring shall, and shall procure that the Company shall (i) use its best efforts to contact the Purchaser prior to taking any such action, (ii) promptly notify and fully inform the Purchaser of the relevant circumstances, considerations and actions and (iii) provide such information as reasonably requested by the Purchaser;
(B)completion or performance of any binding obligation undertaken by the Company prior to the date of this Agreement, which has been specifically disclosed in the Disclosure Letter;
(C)any matter specifically contemplated by this Agreement;
(D)any matter specifically disclosed against Clause 5.1.2 in the Disclosure Letter; and
(E)without prejudice to Clause 5.1.4, any matter required to comply with any Law (including requirements of any Governmental Authority).
2.Other obligations of the Sellers

        Exhibit 2.1

During the period from the date of this Agreement until Completion, the Sellers shall, and Ring shall procure that the Company shall:
1.promptly (and in any event within 48 hours of becoming aware thereof) give notice to the Purchaser in case of a breach of any of the obligations set out in Clause 5.1;
2.promptly (and in any event within 48 hours of becoming aware thereof) give notice to the Purchaser if an event or circumstance has occurred that might reasonably be expected to materially adversely affect the Company or its business;
3.upon request and without undue delay, allow the Purchaser and its representatives reasonable access to books and records, the premises and to the management of the Company during normal business hours, provided that such access shall not unreasonably interfere with, or disrupt, the conduct of the Company's business;
4.upon request and without undue delay, provide the Purchaser (acting reasonably) with financial and other information relating to the Company;
5.upon request and as soon as reasonably practicable, meet with the Purchaser and its representatives to discuss material operational matters of the Company;
6.upon request and as soon as reasonably practicable, allow the Purchaser and its representatives access to the premises to conduct a physical inventory count, provided that such inventory count shall not unreasonably interfere with, or disrupt, the conduct of the Company's business; and
7.not, directly or indirectly, engage in any public advocacy efforts, including lobbying, political campaigning, public policy promotion, or participation in organized efforts intended to influence, or with the effect of influencing, legislation, regulation or public opinion, other than in consultation the Purchaser.
3.Payment of intercompany debt
On or before Completion, each of the Sellers shall procure that each member of its Seller's Group and any of its Related Parties has repaid or settled (including by way of a Permitted Dividend) any amount owed by it to the Company, including the amounts set out in Schedule 4 (Amounts owed to the Company), whether due for repayment or not.
4.Release of guarantees
On or before Completion, each of the Sellers shall procure that the Company is released from any security rights (including guarantees, joint liability undertakings and rights of set-off), indemnities or other assurances given by the Company to any person for the benefit of any member of its Seller's Group or any of its Related Parties (other than the Company) without any break fee, damages or other liability that has not been fully settled prior to Completion being due by the Company.
5.Intercompany agreements

        Exhibit 2.1

Each of the Sellers shall procure that any and all agreements between the Company, on the one hand, and any of the Sellers, their Affiliates or their Related Parties, including the agreements set out in part 1 of Schedule 5 (Intercompany Agreements), are terminated with effect as of Completion without any break fee, damages or other liability that has not been fully settled prior to Completion being due by the Company.
6.Bring Down Disclosure Letter
Ultimately on the fifth (5th) Business Day prior to the Completion Date, the Sellers will provide the Purchaser with the Bring Down Disclosure Letter for the benefit of the W&I Insurer, to allow the Purchaser to renew coverage under and on the terms of the W&I Insurance Policy as at the Completion Date, it being understood that such disclosures shall only relate to facts or circumstances that occurred or become known after the date of this Agreement and shall not constitute or give rise to any amendment of, or adjustment to, this Agreement (including, for the avoidance of doubt, the Purchase Price), without prejudice to the fulfilment of the Conditions.
7.Key employment agreements
1.Without prejudice to Clause 5.7.2, on or before Completion, the Sellers shall use commercially reasonable efforts to facilitate the Company entering into (i) an employment agreement with the Director on the basis of and in accordance with the terms set out in Schedule 6 (Director Employment Terms) and (ii) employment, consulting or service agreements with each of the other Key Employees.
2.The Sellers shall consult with the Purchaser during the negotiation of the employment agreements referred to in Clause 5.7.1, and the Purchaser shall have the right to approve the form and content of such employment agreements prior to their execution.
8.Transitional Services Agreement
On or before Completion, Ring and the Purchaser shall and shall, to the extent necessary, procure that its relevant Affiliates shall, enter into a transitional services agreement with the Company, substantially in form and substance as set out in Schedule 7 (Transitional Services Agreement) (the "Transitional Services Agreement").
6.ESTIMATED NET INDEBTEDNESS
1.Determination of Estimated Net Indebtedness
No later than seven (7) Business Days before the anticipated Completion Date, the Sellers shall deliver to the Purchaser a written statement setting out the details of all relevant line items and the Sellers' good faith calculation of the Net Indebtedness, in each case drawn up in accordance with the Accounting Rules and Policies (the "Estimated Net Indebtedness Statement").

        Exhibit 2.1

2.Review by the Purchaser
1.The Purchaser shall review the Estimated Net Indebtedness Statement and shall within four (4) Business Days after receipt thereof give written notice to the Sellers if it disagrees with the Estimated Net Indebtedness Statement. The notice of disagreement will list the grounds of disagreement and any proposed modifications to the Estimated Net Indebtedness Statement.
2.The Sellers shall review the grounds of disagreement and proposed modifications included in the notice of disagreement of the Purchaser as referred to Clause 6.2.1 and shall within two (2) Business Days after receipt thereof, share an updated version of the Estimated Net Indebtedness Statement (the "Adjusted Estimated Net Indebtedness Statement"), in which the proposed modifications shall reasonably be considered and, to the extent justified (in the reasonable opinion of the Sellers, taken into account by the Sellers.
3.The Adjusted Estimated Net Indebtedness Statement will be binding between the Parties for the purposes of payment of the Estimated Initial Purchase Price at Completion as referred to in Clause 3.2.1, without prejudice to the Net Indebtedness adjustment as set out in Clause 8.
7.COMPLETION
1.Completion Date and place
1.Completion will take place on the 10th (tenth) Business Day after the satisfaction or waiver of the Conditions set out in Clause 4 (other than those Conditions that by their nature are to be satisfied at Completion, but subject to the satisfaction or waiver of all Conditions) or on such other date as the Parties may agree in writing (the "Completion Date").
2.Completion will take place at the offices of Stibbe N.V. in Amsterdam.
2.Books and records
The Sellers shall procure that, ultimately on the Completion Date, all books, records, and other information relating to the Company or the Company's business are transferred to, or are in the possession of the Company or its advisors, and that the Company shall have unrestricted access thereto.
3.Completion Deliverables and Completion Events
On the Completion Date, the Parties shall deliver the Completion Deliverables and complete the Completion Events set out in Schedule 8 (Completion Deliverables and Completion Events).
4.Breach of Completion obligations

        Exhibit 2.1

1.Without prejudice to Clause 7.4.2, if any of the obligations of the Purchaser or the Sellers under Clause 7.3 or set out in Schedule 8 (Completion Deliverables and Completion Events) are not complied with on the Completion Date in any material respect, the non-defaulting Party or Parties may, in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages, by notice to the defaulting Party or Parties:
(A)defer Completion for a period between one (1) and five (5) Business Days, in which case Clause 7.3 and Clause 7.4 will apply to Completion as deferred;
(B)proceed with Completion as far as practicable, having regard to the defaults which have occurred; or
(C)terminate this Agreement, subject to Completion having first been deferred in accordance with Clause 7.4.1 (A).
2.In the event the Party whose obligations under Clause 7.3 or set out in Schedule 8 (Completion Deliverables and Completion Events) are not complied with on the Completion Date in any material respect as referred to in Clause 7.4.1, is one of the Sellers, the other Seller is not entitled to (i) defer Completion for a period between one (1) and five (5) Business Days as set out in Clause 7.4.1, or (ii) terminate this Agreement as set out in Clause 7.4.1 (C).
8.NET INDEBTEDNESS ADJUSTMENT
1.Determination of Net Indebtedness
The Net Indebtedness will be determined in accordance with Schedule 9 (Determination of Net Indebtedness).
2.Net Indebtedness adjustment
1.If the Net Indebtedness is a greater negative sum or a smaller positive cash balance (as the case may be) than the Estimated Net Indebtedness, the Sellers shall pay to the Purchaser an amount in euros equal to the difference, whereby each Seller will pay the amount in accordance with its Relevant Proportion.
2.If the Net Indebtedness is a smaller negative sum or a greater positive cash balance (as the case may be) than the Estimated Net Indebtedness, the Purchaser shall pay to the Sellers an amount in euros equal to the difference, whereby each Seller will receive the amount in accordance with its Relevant Proportion.
3.Payment
Payments under Clause 8.2 will:
(A)be made by wire transfer to an account designated by the receiving Party;

        Exhibit 2.1

(B)be made within five (5) Business Days of the final determination of the Net Indebtedness in accordance with Schedule 9 (Determination of Net Indebtedness); and
(C)be considered an adjustment of the Initial Purchase Price for Tax purposes.
9.POST-COMPLETION OBLIGATIONS
1.Retention of information by the Sellers
Each Seller shall, and shall procure that its Seller's Group shall, retain all books, records and documents relating to the Company and the transactions contemplated by this Agreement for a period of at least seven (7) years from Completion, or such longer period as may be required by applicable Law. At the Purchaser's request, each Seller shall permit and allow, and shall procure that its Seller's Group permits and allows, the Purchaser and its representatives to inspect and make copies of such books, records and documents, if and to the extent this is reasonably required, upon reasonable notice and during normal business hours.
2.Retention of information by the Purchaser
The Purchaser shall, and shall procure that the Purchaser's Group shall, retain all books, records and documents relating to the Company and the transactions contemplated by this Agreement for a period of at least seven (7) years from Completion, or such longer period as may be required by Law. The Purchaser shall permit and allow, and shall procure that the Purchaser's Group permits and allows, the Sellers and their representatives to inspect and make copies of such books, records and documents, if and to the extent this is reasonably required by the Sellers for Tax, accounting or compliance purposes, upon reasonable notice and during normal business hours.
10.WARRANTIES
1.Warranties
1.Each of the Sellers represents and warrants for itself and only for itself (and not for the other Seller) that each of the Individual Warranties is true, accurate and not misleading on the date of this Agreement and will be true, accurate and not misleading on the Completion Date by reference to the facts and circumstances then existing. Any reference (express or implied) in the Individual Warranties to the date of this Agreement on or after the Completion Date will be construed as a reference to the Completion Date.
2.Subject to Clause 11, including Clause 11.2, each of the Sellers represents and warrants that each of the Joint Warranties is true, accurate and not misleading on the date of this Agreement and will be true, accurate and not misleading on the Completion Date, save where the Joint Warranties are expressly stated to be given as at the date of this Agreement or any other date other than the Completion Date.

        Exhibit 2.1

2.Notification
Prior to Completion, the Sellers shall promptly (and in any event within five (5) Business Days) give notice to the Purchaser upon becoming aware of any facts or circumstances that constitute or are reasonably expected to result in a Breach.
3.Reliance
The Sellers acknowledge that in entering into this Agreement the Purchaser regards each Warranty as material thereto and has fully relied on the Warranties being true, accurate and not misleading on the date of this Agreement and on the Completion Date. The information provided to the Purchaser and the due diligence investigation conducted by the Purchaser shall not in any way prejudice or mitigate the Purchaser's right to claim under the Sellers' Warranties, except in case such information has been (i) Fairly Disclosed or (ii) specifically disclosed in the Disclosure Letter or this Agreement (including any of its Annexes, Schedules and Exhibits).
4.Allocation of risk
The Warranties constitute an express allocation of risk between the Purchaser and the Sellers. Any Warranty being untrue, incorrect or misleading will, subject to Clauses 11 and 15, be for the account and risk of the Sellers.
5.Disclosed information
Each Warranty is a separate and independent warranty and is qualified only by (i) the matters that are specifically disclosed in (x) the Disclosure Letter, (y) this Agreement (including any of its Annexes, Schedules and Exhibits) or (z), in relation to the Warranties other than the Fundamental Warranties only and only in accordance with Clause 5.6 for purposes of the W&I Insurance, the Bring Down Disclosure Letter and (ii), in relation to the Warranties other than the Fundamental Warranties and Tax Warranties only, matters that are otherwise Fairly Disclosed.
11.LIABILITY OF THE SELLERS
1.Liability for Breaches
Subject to the limitations set forth in Clauses 11 and 15, in the event of a Breach of:
1.the Individual Warranties or any other individual obligations of a Seller under this Agreement, solely the Seller to whom the relevant Breach relates will pay to the Purchaser, or to any other person designated by the Purchaser, the actual amount of Damages suffered or incurred by the Purchaser as a result of such Breach, it being agreed that any Damages suffered by the Company in respect of such Breach shall be deemed Damages suffered by the Purchaser; and

        Exhibit 2.1

2.the Joint Warranties or any other joint obligations of the Sellers under this Agreement, each Seller shall pay in accordance with its Relevant Proportion to the Purchaser, or to any other person designated by the Purchaser, the actual amount of Damages suffered or incurred by the Purchaser as a result of such Breach, it being agreed that any Damages suffered by the Company in respect of such Breach shall be deemed Damages suffered by the Purchaser.
2.Several liability
Each Seller shall be liable towards the Purchaser (i) for the full, due and punctual performance of its individual obligations under this Agreement and (ii) for Breaches of a Joint Warranty, claims under the Tax Indemnity, claims under a Specific Indemnity or any other joint obligations of the Sellers under this Agreement on a several but not joint basis (niet hoofdelijk) in accordance with its Relevant Proportion, provided that, for the avoidance of doubt, each Seller shall solely and individually be fully liable for any Breach by it of the Individual Warranties and any other individual breach by it of this Agreement.
3.Time limitation for Claims
The Sellers will cease to be liable for a Breach, unless (i) written notice of a Claim has been served by the Purchaser to the Sellers:
1.in the event of a Claim with respect to the Fundamental Warranties, within five (5) years after the Completion Date;
2.in the event of a Claim with respect to the Tax Warranties, within one (1) year after the Completion Date; and
3.in the event of a Claim with respect to any other Warranty, within one (1) year after the Completion Date, and (ii) the Purchaser has initiated legal proceedings pursuant to Clause 21.19 with respect to the matters described in the relevant notice of Claim within nine (9) months following the later of (x) the issuance of such notice of Claim and (y) the termination of good faith negotiations with respect to the Claim as confirmed by the Sellers to the Purchaser in writing, unless the Claim relates to a contingent liability, in which case the period of nine (9) months commences on the date on which such contingent liability becomes an actual liability.
4.Minimum Claims
The Sellers will not be liable for a Breach unless:
1.the amount of an individual Claim, or a series of Claims arising from similar or related matters or circumstances, exceeds EUR 25,000 (twenty-five thousand) (a "Relevant Claim"); and

        Exhibit 2.1

2.the aggregate amount of all Relevant Claims exceeds EUR 115,000 (one hundred fifteen thousand), in which case the Sellers' liability will extend to the full amount of all Relevant Claims and will not be limited to the excess only.
5.Maximum liability
The aggregate amount of the Sellers' liability in respect of any and all claims under this Agreement (including Claims as well as claims pursuant to a Specific Indemnity and the Special Tax Indemnities) will not exceed the Purchase Price, provided that:
1.each Seller's aggregate amount of liability in respect of any and all claims under this Agreement (including Claims as well as claims pursuant to a Specific Indemnity and the Special Tax Indemnities) will not exceed such Seller's Relevant Proportion of the Purchase Price; and
2.the aggregate amount of the Sellers' liability in respect of Claims, other than Claims in respect of the Fundamental Warranties, will not exceed EUR 1 (one euro) (the "W&I Liability Cap").
6.No limitations
The limitations of a Seller's liability set out in this Clause 11 and any qualifications stated in the Warranties as to the "awareness" or the "knowledge" of a Seller or any similar statement will not apply to any Claim in the event of fraud, wilful misconduct or a wilful misstatement of such Seller.
7.Contingent liabilities
A claim by the Purchaser under this Agreement (including a Claim) in respect of a contingent liability will be valid subject to the time limits set out in Clause 11.3, even if such liability does not arise until after the expiry of the relevant period.
8.No recourse
1.Neither Seller shall, and each Seller shall procure that no member of its Seller's Group shall, make any claim against the Company or any current or former employee, executive or non-executive director of the Company in respect of any claim under or in connection with this Agreement, except in the event of fraud, wilful misconduct or a wilful misstatement of such person.
2.The Purchaser shall not, and shall procure that no member of the Purchaser's Group (including, following Completion, the Company) shall, make any claim against the Director, in respect of any action, omission, decision, or conduct undertaken in the course of his duties until Completion, except in the event of fraud, wilful misconduct or a wilful misstatement of the Director.
9.Subsequent recovery

        Exhibit 2.1

If a Seller pays an amount to discharge any claim under this Agreement and the Purchaser or the Company subsequently finally and irrevocably recovers or is or becomes entitled to recover from a third party a sum that is directly related to the claim, the Purchaser shall as soon as reasonably practicable notify the Sellers and shall procure that all commercially reasonable steps are taken to recover from such third person such sum and shall upon final and irrevocable recovery from a third party:
1.if such claim relates to a Breach by such Seller of the Individual Warranties or another individual obligation of such Seller under this Agreement, pay to such Seller:
(A)the sum recovered from the third party in respect of such claims less (i) any Taxes owed by any member of the Purchaser's Group in respect of the recovered sum and (ii) any reasonable costs and expenses incurred by the Purchaser or the Company in obtaining such recovery or, if less;
(B)the amount previously paid by such Seller to the Purchaser or any other person designated by the Purchaser in respect of such claim, less any Taxes owed by any member of the Purchaser's Group in respect of the receipt of such amount, if any; or
2.if such claim relates to a Breach by such Seller of the Joint Warranties or another joint obligation of the Sellers under this Agreement, pay to such Seller:
(A)such Seller's Relevant Proportion of the sum recovered from the third party in respect of such claims less (i) such Seller's Relevant Proportion of any Taxes owed by any member of the Purchaser's Group in respect of the recovered sum and (ii) such Seller's Relevant Proportion of any reasonable costs and expenses incurred by the Purchaser or the Company in obtaining such recovery or, if less;
(B)the amount previously paid by the Seller to the Purchaser or any other person designated by the Purchaser in respect of such claim, less such Seller's Relevant Proportion of any Taxes owed by any member of the Purchaser's Group in respect of the receipt of such amount, if any.
This Clause 11.9 shall apply mutatis mutandis to Paid Fines that are subsequently finally and irrevocably recovered, to the effect that each Seller shall be entitled to receive its Relevant Proportion of the recovered amount (net of such Seller's Relevant Proportion of (i) any Taxes owed by any member of the Purchaser's Group in respect of such recovered amount, and (ii) any reasonable costs and expenses incurred by the Purchaser or the Company in obtaining such recovery).
10.No cumulation
The Purchaser may not recover from the Sellers more than once in respect of the same damage.
11.Tax Benefits

        Exhibit 2.1

The amount of a Claim will be reduced by any corresponding Tax Benefit as a direct result of the matter giving rise to the Claim, provided that such Tax Benefit is not reversed as a result of a payment under this Clause 11 or otherwise.
12.Mitigation
Nothing in Clause 11 limits the Purchaser's or Company's obligation under applicable Law to mitigate any damage suffered or incurred by it in respect of such Breach.
13.Further Limitations
The Sellers shall have no liability in respect of any Claim if and to the extent:
1.the fact, upon which the Claim is based, is explicitly included in, and is prima facie apparent from, the Financial Statements or the Completion Statement (as defined in Schedule 9 (Determination of Net Indebtedness), including, for the avoidance of doubt, the Indebtedness) by way of a specific provision, liability, exceptional depreciation or depreciation to reflect lower market values;
2.the damages arise or are increased solely as a result of a voluntary act carried out or effected by the Purchaser or the Company after Completion, of which the Purchaser knew or was reasonably expected to know that such act would result in a Breach, other than any such act carried out or effected pursuant to a legal obligation, which existed on or before the Completion Date;
3.such Claim is directly attributable to, or such Claim is directly increased as a result of, any Law or administrative practice (beleidsregel) not in force on the Completion Date or to any change of Law or administrative practice (beleidsregel), whether or not such change purports to be effective retrospectively in whole or in part;
4.the matter, event, fact or circumstance to which the Claim relates or the payment or settlement of any item giving rise to a Claim results in any net financial benefits or savings actually received or realized, of any member of Purchaser's Group; or
5.the liability giving rise to the Claim has been fully remedied or discharged by the Sellers (at their own cost) within thirty (30) days after having been notified of such claim in accordance with this Agreement, provided that such liability has not materially interfered with or otherwise materially adversely affected the Purchaser's Group.
12.CONDUCT OF CLAIMS
1.Notification of a Claim
After the Purchaser becomes aware of a Breach, the Purchaser shall give notice thereof providing reasonable details available to the Purchaser regarding the Breach and expected damages to the Sellers within 30 Business Days. Failure to give notice within this time will

        Exhibit 2.1

not relieve the Sellers of their liability for such Claim, except that the Sellers will not be liable for the additional damage (if any) in respect of such Claim resulting from such failure.
2.Third party claims
1.If a Claim (other than Claims that are subject to the W&I Liability Cap) relates to a third party claim arising in or out of court against the Purchaser or the Company (a "Third Party Claim"), the Purchaser shall notify or procure that the Company notifies the Sellers of such Third Party Claim as soon as reasonably practicable and procure that the Sellers are provided with all material materials and information relevant in relation to the Third Party Claim. Failure to give notice within this time will not relieve the Sellers of their liability for such Third Party Claim, except that the Sellers will not be liable for the additional damage (if any) in respect of such Third Party Claim resulting from such failure.
2.Each of the Sellers shall cooperate with the Purchaser to defend any Third Party Claim and upon request provide the Purchaser with all information and assistance without delay.
3.Subject to the Sellers irrevocably and unconditionally confirming to the Purchaser that the Sellers accept liability for the Third Party Claim to the Purchaser and the Company (subject to the terms and conditions of this Agreement), the Purchaser shall (i) take such reasonable action, or procure that the Company shall take such reasonable action, as the Sellers' reasonably request to avoid, dispute, deny, defend, appeal, resist, compromise or contest such Third Party Claim (including making counter-claims or other claims against third parties) in the name and on behalf of the Company or (ii) allow the Sellers to take over the conduct of all proceedings or negotiations arising in connection with the Third Party Claim and provide such information and assistance as is reasonably required in connection therewith.
4.Subject to Clause 12.2.3(ii), the Purchaser shall keep the Sellers informed of any material developments in respect of the Third Party Claim. The Purchaser shall obtain the prior written consent (not to be unreasonably delayed or withheld) of the Sellers before it or the Company accepts any Third Party Claim, waives any defence or agrees to any settlement with regard to a Third Party Claim.
5.This Clause 12.2 shall, for the avoidance of doubt, not apply to claims that are subject to the W&I Liability Cap.
6.This Clause 12.2 shall apply mutatis mutandis to any proceedings, investigations, enforcement actions, or administrative proceedings relating to any Paid Fines except that Clause 12.2.3(ii) and the second sentence of Clause 12.2.4 shall not apply, it being understood that the Purchaser shall not waive any defence or agree to any settlement in relation to such proceedings, investigations, enforcement actions, or administrative proceedings, without the prior written consent of the Sellers (not to be unreasonably delayed, conditioned or withheld).
13.SPECIFIC INDEMNITIES

        Exhibit 2.1

1.Specific Indemnities
Each of the Sellers shall on a several but not joint basis (niet hoofdelijk) in accordance with its Relevant Proportion indemnify (vrijwaren) and hold harmless (schadeloosstellen) each member of the Purchaser's Group and the Company from any and all losses, damage, reasonable costs, reasonable legal fees, reasonable expenses, fines, penalties, claims, actions, proceedings, awards, settlements, judgments and any and all other liabilities and obligations of any kind, that any member of the Purchaser's Group and the Company, directly or indirectly, suffer or incur, become subject to or owe as a result of or in connection with:
1.fines or penalties in relation to the Odor Issue imposed by a Governmental Authority against the Company in respect of a violation of Law or an Order prior to Completion (irrespective of when the Company is notified of any such violation);
2.the security non-compliance by the Company prior to Completion as established by the Inspectorate of Justice and Security (Inspectie Justitie en Veiligheid) in its letter and proposed order subject to penalty (voorgenomen last onder dwangsom), both dated 28 October 2025;
3.Project Camilla; and
4.the Carve-Out,
for the avoidance of doubt in each case to the extent such amounts have not been (i) settled, paid or remedied prior to Completion, or (ii) taken into account in the Completion Statement, the indemnities set out in this Clause 13.1 being referred to as the "Specific Indemnities" and individually as a "Specific Indemnity".
2.Limitation on liability of the Sellers
1.The Sellers will cease to be liable for a claim under any Specific Indemnity, unless (i) written notice of a claim under a Specific Indemnity has been served by the Purchaser to the Sellers within two (2) years after the Completion Date, (the "Indemnity Claim Notice") and (ii) the Purchaser has initiated legal proceedings pursuant to Clause 21.19 with respect to the matters described in the Indemnity Claim Notice within nine (9) months following the later of (x) issuance of the Indemnity Claim Notice, and (y) the termination of good faith negotiations with respect to the claim under any Specific Indemnity as confirmed by the Sellers to the Purchaser in writing, unless the claim relates to a contingent liability, in which case the period of nine (9) months commences on the date on which such contingent liability becomes an actual liability.
2.Without prejudice to Clause 13.2.1, any liability of the Sellers in respect of any Specific Indemnity will not be limited, qualified or affected by any of the

        Exhibit 2.1

limitations, thresholds, procedures or other provisions set out in Clause 10, Clause 11 and Clause 12, other than:
(A)Clause 11.2 (Several liability);
(B)Clause 11.5, but excluding Clause 11.5.2 (Maximum Liability);
(C)Clause 11.7 (Contingent liabilities);
(D)Clause 11.8 (No recourse);
(E)Clause 11.9 (Subsequent recovery);
(F)Clause 11.10 (No cumulation);
(G)Clause 11.11 (Tax Benefits);
(H)Clause 11.12 (Mitigation);
(I)Clause 11.13.1 to Clause 11.13.4; and
(J)Clause 12.2 (Third party claims),
which will apply mutatis mutandis with respect to a claim under a Specific Indemnity.
3.Claims
If the Purchaser becomes aware of any matter or circumstance that may give rise to a claim under a Specific Indemnity, it shall give notice thereof to the Sellers within 30 Business Days. Failure to give notice within this time will not relieve a Seller of its liability for such claim, except that the Sellers will not be liable for the additional damages (if any) in respect of such claim resulting from such failure.
4.No cumulation
The Purchaser may claim, in whole or in part, under the Specific Indemnities or the Warranties at its discretion but it may not recover from the Sellers more than once in respect of the same damage.
14.TAX MATTERS
The provisions of Schedule 12 (Tax Matters) will apply with respect to Tax matters.
15.W&I INSURANCE
1.W&I Insurance

        Exhibit 2.1

1.The Purchaser confirms and agrees that it has, on or prior to the date of this Agreement, duly executed the W&I Insurance Policy and that the W&I Insurance Policy is in full force and effect as of the date of this Agreement.
2.The Sellers acknowledge and agree that they are in agreement with the terms and conditions of the W&I Insurance Policy.
2.Sole recourse for Non-Fundamental Warranty Claims and Tax Indemnity claims
The Purchaser's sole and exclusive recourse for any Claim in respect of the Non-Fundamental Warranties or any claim under the Tax Indemnity (other than the Specific Tax Indemnities) will be against the W&I Insurer under the W&I Insurance Policy, and accordingly:
(A)a Seller shall not be liable in respect of any Claim in respect of the Non-Fundamental Warranties or any claim under the Tax Indemnity (other than the Specific Tax Indemnities), except in the event of fraud, wilful misconduct or wilful misstatement of such Seller in relation to such claim;
(B)the Purchaser shall not be permitted to make a Claim in respect of the Non-Fundamental Warranties or any claim under the Tax Indemnity (other than the Specific Tax Indemnities) against a Seller, except in the event of fraud, wilful misconduct or wilful misstatement of such Seller in relation to such claim;
(C)the Purchaser hereby irrevocably waives any right it may have to submit any Claim in respect of the Non-Fundamental Warranties or any claim under the Tax Indemnity (other than the Specific Tax Indemnities) against a Seller, except in the event of fraud, wilful misconduct or wilful misstatement of such Seller in relation to such claim;
(D)the Purchaser expressly acknowledges and the Parties agree that the validity and collectability risks in respect of the W&I Insurance Policy shall solely and irrevocably rest with the Purchaser; and
(E)any carve-outs in relation to the Non-Fundamental Warranties or the Tax Indemnity (other than the Specific Tax Indemnities) in the W&I Insurance Policy shall result in the Non-Fundamental Warranties and the Tax Indemnity under this Agreement being limited to the scope of the Non-Fundamental Warranties and the Tax Indemnity actually insured under the W&I Insurance Policy.
3.Specific Tax Indemnities
For the avoidance of doubt, Clause 15.2 shall not apply to the Specific Tax Indemnities and the Purchaser will be permitted to make a claim under the Specific Tax Indemnities against a Seller (in accordance with the provisions of Schedule 12 (Tax Matters)).
4.No subrogation W&I Insurer

        Exhibit 2.1

The W&I Insurance Policy shall, amongst others, contain a provision that the W&I Insurer shall not have any right of recourse against a Seller, provided that the W&I Insurer can be subrogated in the rights of the Purchaser against the Sellers in the event of fraud by the relevant Seller(s), and then only for such amount that is a direct consequence of such fraud, all as further set out in the W&I Insurance Policy.
16.RESTRICTIONS ON THE SELLERS' BUSINESS ACTIVITIES
1.Restrictions
In order to assure to the Purchaser the full benefit of the business and goodwill of the Company, neither Seller shall, directly or indirectly, for its own account or on behalf of any other person, for a period of (i) in case of Ring, two (2) years after Completion and (ii) in case of Landewyck, one (1) year from the date of this Agreement:
1.conduct any business or activity in the Netherlands competing with the business or activities conducted by the Company at the date of this Agreement and at the Completion Date (i.e., the cultivation, production, distribution, marketing and/or sale of products containing tetrahydrocannabinol);
2.have any (financial or other) interest or share or be involved as advisor, consultant or otherwise in any organization or with any person that conducts any business or activity in the Netherlands competing with the business or activities conducted by the Company at the date of this Agreement and at the Completion Date (i.e., the cultivation, production, distribution, marketing and/or sale of products containing tetrahydrocannabinol), other than an interest of less than five (5) percent in a publicly listed company;
3.entice away from the Company any (present or identified prospective) customer, supplier, representative, agent or any other party engaged in business with the Company; and
4.solicit, entice away or employ any Key Employee, it being understood that, in respect of the Director, this Clause 16.1.4 shall not apply if the Director's employment agreement is terminated by the Company other than for Just Cause or if the Director terminates his employment for Good Reason, in each case, as to be defined in employment agreement with the Director on the basis of and in accordance with the terms set out in Schedule 6 (Director Employment Terms).
2.No incentive schemes
In the period between the date of this Agreement and Completion, and during the Deferred Purchase Price Period (as defined in Schedule 3 (Deferred Purchase Price)), except as specifically set forth in this Agreement, no Seller shall, and until Completion shall procure that the Company shall not, direct, permit, authorize or encourage by means of a financial incentive or otherwise, any director or employee of the Company to take any action or allow anything to be done which is aimed at increasing the Deferred Purchase Price Amount (as defined in Schedule 3 (Deferred Purchase Price)).

        Exhibit 2.1

3.Company name
The Sellers shall cease and refrain, and procure that each member of their Seller's Group ceases and refrains, from using, displaying or otherwise exploiting the name "CanAdelaar" or any derivation, translation, or similar name in any manner.
4.Affiliated persons
Each of the Sellers shall procure that its Seller's Group observes the restrictions in Clause 16.1 and Clause 16.2 as if they were a party to this Agreement.
5.Penalty
If a Seller breaches Clauses 16.1, 16.2 or 16.4, it shall, without any notice of default or other prior notice being required, pay a penalty (boete) to the Purchaser in the amount of:
1.EUR 1,000,000 (one million euros); plus
2.EUR 25,000 (twenty-five thousand euros), for every month that the breach continues.
The Purchaser will be entitled to the penalty without prejudice to any other rights and remedies available to it, including the right to claim further damages or performance.
17.PURCHASER'S WARRANTIES
The Purchaser represents and warrants that each of the following warranties is true, accurate and not misleading on the date of this Agreement and will also be true, accurate and not misleading on the Completion Date (the "Purchaser's Warranties"):
1.The Purchaser has been duly incorporated and validly exists under the laws of its jurisdiction and has the necessary corporate capacity and power to enter into the Agreement and to perform its obligations under the Agreement.
2.All corporate and other action required to be taken by the Purchaser to authorize the execution of the Agreement and the performance of its obligations under the Agreement has been duly taken.
3.This Agreement, when executed, will constitute valid and binding obligations of the Purchaser, enforceable in accordance with their terms.
4.The Purchaser's Group has obtained sufficient and unconditional funds for the consummation of the transactions contemplated by this Agreement, in particular the payment of the Purchase Price.
5.The execution and performance of the Agreement do not conflict with or result in a breach of any provision of the articles or equivalent organizational document of association of the Purchaser, any provision of any applicable Law or any agreement to which the Purchaser is a party.

        Exhibit 2.1

6.No approval, consent, licence or notice from or to any Governmental Authority is necessary to procure the validity, enforceability or performance of the obligations of the Purchaser under this Agreement or to effect Completion other than as set out in this Agreement and it being understood that the Purchaser has relied on the information provided by Sellers in the Data Room.
18.GUARANTEE
1.Guarantee
The Guarantor irrevocably and unconditionally guarantees as its own direct, primary obligation to the Sellers the punctual payment and performance when due of all amounts and due and punctual performance of any other obligations by the Purchaser under this Agreement (the "Guaranteed Obligation"). This guarantee shall remain in full force and effect until all such Guaranteed Obligation have been irrevocably paid and discharged. The Guarantor's obligations under this Clause 18 are primary obligations and not those of a mere surety. The Purchaser and the Guarantor are jointly and severally liable (hoofdelijk aansprakelijk), and for the avoidance of doubt not just severally, for the Guaranteed Obligations.
2.Claims under the guarantee
1.The Sellers shall first submit a claim under the Guaranteed Obligations to the Purchaser, and only if the Purchaser fails to duly and completely perform the Guaranteed Obligation within 5 (five) Business Days may the Sellers submit a claim to the Guarantor. The Guarantor will have the same rights, defences and remedies as the Purchaser under this Agreement and under Law.
2.The Guarantor represents and warrants (garandeert) to the Sellers that at the date hereof and at the Completion Date the Guarantor is a duly organised and validly existing company under the laws of British Columbia and the Guarantor has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement and each document to be executed at or before Completion to which the Guarantor is expressed to be a Party.
19.TERMINATION
1.Termination events
This Agreement may be terminated at any time before Completion:
1.by mutual written consent between the Purchaser and the Sellers;
2.by either the Purchaser or the Sellers (as the case may be) giving notice as set out in Clause 4.5.1; and
3.by either the Purchaser or the Sellers (as the case may be) giving notice as set out in Clause 7.4.1(C).

        Exhibit 2.1

2.Effect of termination
If this Agreement is terminated under Clause 19.1:
1.all rights and obligations of the Purchaser and the Sellers under this Agreement will end except for this Clause 19.2, Clause 1, Clause 11.5, Clause 20 and Clause 21, which will remain in full force and effect; and
2.a Party will not be relieved from liability for a breach before termination of any of its covenants or other obligations under this Agreement. For the avoidance of doubt, in such case no Seller shall be liable for a Breach or claims under a Specific Indemnity, a Specific Tax Indemnity or the Tax Indemnity.
20.CONFIDENTIALITY AND ANNOUNCEMENTS
1.Confidentiality
1.Subject to Clauses 20.1.2 and 20.2:
(A)each Party shall treat as strictly confidential, and shall not disclose or use, any information relating to this Agreement or any ancillary agreements, including the negotiations thereof;
(B)the Sellers shall treat as strictly confidential, and shall not disclose or use any information relating to any member of the Purchaser's Group; and
(C)the Purchaser shall treat as strictly confidential, and shall not disclose or use any information relating to any member of any Seller's Group.
2.The restrictions contained in Clause 20.1.1 will not apply if and to the extent:
(A)disclosure is permitted by this Agreement;
(B)disclosure is required by any Law or by a court or arbitral tribunal;
(C)disclosure is required by any securities exchange or Governmental Authority, including any Tax Authority;
(D)disclosure is necessary to enforce this Agreement in court or arbitral proceedings;
(E)disclosure is required in the course of making a claim under the W&I Insurance Policy;
(F)the Parties have given their written consent to disclosure;
(G)the information is or has become publicly available (other than by breach of this Agreement);

        Exhibit 2.1

(H)disclosure is necessary to obtain advice from a professional adviser subject to confidentiality;
(I)disclosure is necessary or advisable within the relevant Party's group, including, with respect to the Purchaser only, its shareholders; or
(J)disclosure is made in connection with a due diligence investigation by a prospective purchaser of a Seller, the Purchaser, the Company or any part of their respective businesses, subject to customary confidentiality arrangements.
3.In the event of disclosure of information under Clause 20.1.2(B) or Clause 20.1.2(C), the disclosing Party shall consult with the other Parties as to the contents, form and timing of the disclosure to be made to the extent reasonably practicable and permitted under applicable Law.
4.Each Party shall procure that its shareholders, subsidiaries, participations, and the executive and non-executive directors, employees, and their advisors observe the restrictions of Clause 20.1 as if they were a party to this Agreement.
2.Announcements
1.Except as provided for in Clauses 20.2.2 and 20.2.3, a Party shall not make any announcement before or after Completion with respect to this Agreement or any ancillary matter without the prior written consent of the other Parties.
2.The Purchaser may make an announcement with respect to this Agreement or any ancillary matter:
(A)if required by Law; or
(B)in response to inquiries from the press, analysts, investors, customers or suppliers, as part of or related to disclosure required by applicable stock exchange rules, or via industry conferences or analyst or investor conference calls.
3.The Sellers may make an announcement with respect to this Agreement or any ancillary matter, provided that the Sellers consult with the Purchaser and take any reasonable comments of the Purchaser into account before making the announcement.
21.GENERAL PROVISIONS
1.Further assurance
Each Party shall, and shall procure that each member of the Purchaser's Group or a Seller's Group (as the case may be) shall, at its own expense, sign and execute such documents and perform such further acts as the other Parties may reasonably request from time to time to give full effect to, and give each Party the full benefit of, this Agreement.

        Exhibit 2.1

2.Notices
All notices, consents, waivers and other communications in connection with this Agreement will be in writing in English and delivered by hand or sent by registered mail, express courier or email to the appropriate addresses set out below, or to such addresses as notified by a Party from time to time. A notice will be effective upon receipt and is deemed to have been received (i) at the time of delivery, if delivered by hand, registered mail or express courier, or (ii) at the time of successful transmission, if sent by email on a Business Day, or, if sent on a day that is not a Business Day, on the next succeeding Business Day.
To Ring:
Name: "Ring" International Holding AG
Attention: Ralph-Leo Lanckohr
Address: Palais Lichtenstein, Alserbachstrasse 14-16, 1090 Vienna, Austria
Email: r.lanckohr@ringholding.com

with a copy (which does not constitute notice) to:
Name: BRANDL TALOS Rechtsanwält:innen GmbH
Attention: Roman Rericha
Address: VIO PLAZA Tower, Rechte Wienzeile 223/14th Floor, 1120 Vienna
Email: rericha@brandltalos.com

To Landewyck
Name: Landewyck Tobacco S.A.
Attention: Legal Department
Address: 31, rue de Hollerich, L-1741 Luxembourg
Email: legal@lag.lu

with a copy (which does not constitute notice) to:
Name: Van Campen Liem / Liem & Partners N.V.
Attention: Bart Wehmeijer
Address: 1071 JT Amsterdam, the Netherlands
Email: bart.wehmeijer@vancampenliem.com

To the Purchaser and the Guarantor:
Name: T. Doucet
Attention: Legal Department
Address: Schiphol Boulevard 359 Schiphol World Trade Centre Tower D 11th Floor, 1118 BJ Schiphol
Email: Notices@thecronosgroup.com

        Exhibit 2.1

with a copy (which does not constitute notice) to:
Name: Stibbe N.V.
Attention: M.D.A. Habermehl
Address: Beethovenplein 10, 1077WM, Amsterdam, the Netherlands
Email: Marc.Habermehl@Stibbe.com

3.Expenses
Each Party shall pay its own costs and expenses in connection with the preparation, execution and completion of this Agreement and of any ancillary agreement and the transactions contemplated therein, except as provided otherwise in this Agreement or as otherwise specifically agreed in writing after the date of this Agreement. All costs (excluding, for the avoidance of doubt, costs incurred by the Sellers, such as legal fees) in relation to the transfer of the Shares, including the costs of the Deed of Transfer, any other notarial documentation required to give effect to the transactions contemplated in this Agreement, and all stamp, transfer, real estate transfer, registration, sales and other similar Taxes shall be paid by the Purchaser.
4.Entire agreement
This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof. This Agreement supersedes and terminates any preceding or concurrent oral or written agreements between the Parties with respect to the subject matter hereof, and no Party will have any right or remedy against any other Party arising out of or in connection with any such preceding or concurrent agreements unless agreed otherwise herein.
5.Amendment
This Agreement may only be amended by written agreement between the Parties.
6.Assignment
1.Except as provided for in Clause 21.6.2, no Party may assign or procure the assumption of any of its rights or obligations under this Agreement, grant or procure the granting of any security interest over or otherwise transfer the benefit of this Agreement, whether in whole or in part, to any other person including by means of legal merger (juridische fusie) or demerger (splitsing) without the prior written consent of the other Parties.
2.The Purchaser may assign or pledge its rights and obligations under this Agreement (other than the rights and obligations of the Guarantor under Clause 18) to a member of the Purchaser's Group, provided that the Purchaser shall remain jointly and severally liable for the performance of its obligations under this Agreement.
7.Partial invalidity

        Exhibit 2.1

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. Any such invalid or unenforceable provision will be replaced or be deemed to be replaced with a provision that is valid and enforceable and most closely resembles the intent of the invalid or unenforceable provision.
8.Notary
Each of the Sellers is aware that the Notary is a civil law notary associated with Stibbe, legal advisors to the Purchaser. With reference to the provisions of the Code of Conduct (Verordening Beroeps- en Gedragsregels) of the Royal Notarial Regulatory Body (Koninklijke Notariële Beroepsorganisatie), the Sellers acknowledge and agree that Stibbe may assist and act on behalf of the Purchaser in connection with this Agreement including any disputes in relation to this Agreement.
9.No remedy
The applicability of Title 1 Book 7 and section 6:89 of the DCC is excluded.
10.No rescission
Except as explicitly stated otherwise in this Agreement, each Party waives its right to annul (vernietigen), rescind (ontbinden) or partially rescind (gedeeltelijk ontbinden) this Agreement on the basis of section 6:228, section 6:265 or section 6:270 of the DCC or to request a competent court or arbitral tribunal to amend this Agreement on the basis of section 6:230(2) of the DCC.
11.No waiver
Except as explicitly stated otherwise in this Agreement, the rights of a Party under this Agreement are without prejudice to any other rights and remedies available to such Party. Failure or delay by any Party in exercising any right or remedy under or in connection with this Agreement will not impair any right or remedy, or operate or be construed as a waiver of any right or remedy.
12.Grossing up
Each Party shall make all payments to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is required by Law. If a Tax Deduction is required by Law to be made by a Party in relation to a payment under this Agreement (other than any Purchase Price payment made by, or on behalf of, the Purchaser), the amount of the payment due from that Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
13.Payments

        Exhibit 2.1

1.Any payment made by a Seller to any member of the Purchaser's Group under this Agreement will be deemed an adjustment of the Purchase Price for Tax purposes.
2.Subject to Clause 21.13.3, any amount payable by a Party under this Agreement shall accrue or bear any interest (for the avoidance of doubt, other than interest accruing on amounts on the Notary Account).
3.If a Party fails to make any payment due under this Agreement on its due date for payment, such Party shall pay the statutory interest (wettelijke rente) as referred to in section 6:119 of the DCC on such overdue amount from (and including) the due date up to (but excluding) the date of actual payment. The payment of default interest shall be without prejudice to any other rights or remedies of the Party to whom the amount is owed.
14.Set off
If at any payment date in respect of amounts payable by the Purchaser to a Seller under this Agreement,
(A)such Seller is obliged to make payments to the Purchaser in respect of a Resolved Claim, the Purchaser shall be entitled, in its sole discretion, to satisfy all or part of such Seller's liability with respect to the Resolved Claim by way of set-off against any amount payable by the Purchaser to such Seller under this Agreement and the amount(s) to be paid by the Purchaser to such Seller shall be reduced accordingly; or
(B)an Outstanding Claim exists, the Purchaser may defer payment of an amount equal to the amount relating to such Outstanding Claim until such time as the Outstanding Claim has become a Resolved Claim, unless in respect of a payment obligation of the Purchaser pursuant to Schedule 3 (Deferred Purchase Price) the Purchaser has not initiated legal proceedings pursuant to Clause 21.19 with respect to such Outstanding Claim within three (3) months following the later of (x) the moment such payment obligation pursuant to Schedule 3 (Deferred Purchase Price) has arisen, and (y) the termination of good faith negotiations with respect to the Outstanding Claim as confirmed by the Sellers to the Purchaser in writing.
15.Notices to Sellers
Any notice, demand, consent, waiver, instruction, disclosure, communication or other information required or permitted to be given to the Sellers under or in connection with this Agreement shall be delivered contemporaneously to each Seller in accordance with Clause 21.2.
16.Third party rights
Except as explicitly stated otherwise in this Agreement, none of the provisions of this Agreement will create any third party stipulation (derdenbeding).
17.Counterparts

        Exhibit 2.1

This Agreement may be executed in any number of counterparts.
18.Governing law
This Agreement is governed by the laws of the Netherlands.
19.Jurisdiction
The competent court in Amsterdam, the Netherlands will have exclusive jurisdiction to settle any dispute in connection with this Agreement, or any agreements resulting therefrom unless the relevant agreement provides otherwise, without prejudice to the right of appeal, including an appeal to the Supreme Court.

        Exhibit 2.1

AGREED AND SIGNED ON THE DATE FIRST ABOVE WRITTEN

CGM B.V. /s/ Terrence G.J. Doucet	CGM B.V. /s/ G.J. van Spall By: G.J. van Spall Title: Managing Director
By: Terrence G.J. Doucet
Title: Managing Director A

Cronos Group Inc. /s/ Michael Gorenstein
By: Michael Gorenstein
Title: President and Chief Executive Officer

"Ring" International Holding AG /s/ Ralph-Leo Lanckohr
By: Ralph-Leo Lanckohr
Title: Chief Executive Officer

Landewyck Tobacco S.A. /s/ Daniel Einhäuser
By: Daniel Einhäuser
Title: CEO

        Exhibit 2.1

SCHEDULE 1 (OWNERSHIP OF THE SHARES)
[Omitted pursuant to Item 601(b)(2) of Regulation S-K.]

        Exhibit 2.1

SCHEDULE 2 (DATA ROOM INDEX)
[Omitted pursuant to Item 601(b)(2) of Regulation S-K.]

        Exhibit 2.1

SCHEDULE 3 (DEFERRED PURCHASE PRICE)
1.DEFINITIONS
In addition to the terms defined in the Definitions Schedule, in this Schedule 3 (Deferred Purchase Price) the following definitions are used:
"Deferred Purchase Price Amount" or "Deferred Purchase Price Amounts" has the meaning given in paragraph 2.1 of this Schedule 3 (Deferred Purchase Price);
"Deferred Purchase Price Amount I" has the meaning given in paragraph 2.1 of this Schedule 3 (Deferred Purchase Price);
"Deferred Purchase Price Amount II" has the meaning given in paragraph 2.1 of this Schedule 3 (Deferred Purchase Price);
"Deferred Purchase Price Committee" means the committee consisting of a representative of the Sellers (initially being Sascha Kroissenbrunner) and a representative of the Purchaser (initially being Mike Gorenstein);
"Deferred Purchase Price Period" means the Deferred Purchase Price Period I and the Deferred Purchase Price Period II together or, where the context requires, each of the Deferred Purchase Price Period I and the Deferred Purchase Price Period II individually;
"Deferred Purchase Price Period I" means the period commencing 1 January 2026 and ending on 31 December 2026;
"Deferred Purchase Price Period II" means the period commencing 1 January 2027 and ending on 31 December 2027;
"Deferred Purchase Price Statement" has the meaning given in paragraph 3.1 of this Schedule 3 (Deferred Purchase Price);
"Independent Auditor" has the meaning given in paragraph 4.1 of this Schedule 3 (Deferred Purchase Price);
"Intercompany Arrangement" has the meaning given in paragraph 8.2 of this Schedule 3 (Deferred Purchase Price);
"Normalised EBITDA" means the Company's earnings before interest, tax, depreciation and amortization as determined in relation to the Deferred Purchase Price Period I or, as the case may be, Deferred Purchase Price Period II in accordance with the Accounting Rules and Policies and based on the audited financial statements of the Company;
"Purchaser's Deferred Purchase Price Notice of Disagreement" has the meaning given in paragraph 3.4 of this Schedule 3 (Deferred Purchase Price); and

        Exhibit 2.1

"Sellers' Deferred Purchase Price Notice of Disagreement" has the meaning given in paragraph 3.2 of this Schedule 3 (Deferred Purchase Price).
2.DEFERRED PURCHASE PRICE AMOUNT
1.The Sellers are entitled to receive an aggregate cash consideration (to be divided between them in their respective Relevant Proportions) relating to the Deferred Purchase Price Period I, as a part of the Purchase Price, which will be equal to 50 percent of the Normalised EBITDA of the Deferred Purchase Price Period I (the "Deferred Purchase Price Amount I").
2.The Sellers are entitled to receive an aggregate cash consideration (to be divided between them in their respective Relevant Proportions) relating to the Deferred Purchase Price Period II, as a part of the Purchase Price, which will be equal to 50 percent of the Normalised EBITDA of the Deferred Purchase Price Period II (the "Deferred Purchase Price Amount II", together with the Deferred Purchase Price Amount I, the "Deferred Purchase Price Amounts", and each of such amount, a "Deferred Purchase Price Amount"), which Deferred Purchase Price Amounts will be determined in accordance with paragraphs 3 up to and including 6 and 8 of this Schedule 3 (Deferred Purchase Price).
3.For the avoidance of doubt, a Deferred Purchase Price Amount will be nil in the event the Normalized EBITDA over the relevant period is nil or negative.
3.PROCEDURE DEFERRED PURCHASE PRICE PAYMENTS
1.Within seven (7) months after the final day of the Deferred Purchase Price Period I or the Deferred Purchase Price Period II, as applicable, the Purchaser shall deliver to the Sellers a written statement setting out the relevant Deferred Purchase Price Amount calculated in accordance with the audited financial statements of the Company for such Deferred Purchase Price Period (each a "Deferred Purchase Price Statement"). If the Purchaser fails to deliver the Deferred Purchase Price Statement within such seven-month period, the Purchaser shall pay to the Sellers liquidated damages in an amount of EUR 15,000 (to be divided between the Sellers in their respective Relevant Proportions) for each commenced calendar month of delay until the date on which the Deferred Purchase Price Statement is actually delivered.
2.The Sellers shall review each such Deferred Purchase Price Statement and shall within 20 Business Days after receipt thereof send a written notice to the Purchaser if they disagree with the Deferred Purchase Price Statement. The notice of disagreement shall list the grounds and points of disagreement and any proposed modifications (the "Sellers' Deferred Purchase Price Notice of Disagreement"). The Purchaser shall provide, and shall procure that the Company provides, the Sellers and their representatives such information that is reasonably required by the Sellers in connection with the determination of any Deferred Purchase Price Amount.
3.If the Sellers do not within 20 Business Days after receipt of a Deferred Purchase Price Statement give the Sellers' Deferred Purchase Price Notice of Disagreement, the relevant Deferred Purchase Price Statement shall be final and binding on the Sellers and the Purchaser for the purpose of this Agreement.

        Exhibit 2.1

4.The Purchaser shall within 15 Business Days after receipt of the Sellers' Deferred Purchase Price Notice of Disagreement give a written notice to the Sellers if it disagrees with the Sellers' Deferred Purchase Price Notice of Disagreement listing the grounds and points of disagreement and any proposed modifications (the "Purchaser's Deferred Purchase Price Notice of Disagreement").
5.If the Purchaser does not within 15 Business Days after receipt of the Sellers' Deferred Purchase Price Notice of Disagreement give the Purchaser's Deferred Purchase Price Notice of Disagreement, the relevant Deferred Purchase Price Statement shall be adjusted in accordance with the Sellers' Deferred Purchase Price Notice of Disagreement and the Deferred Purchase Price Statement so adjusted shall be final and binding on the Sellers and the Purchaser for the purpose of this Agreement.
6.If the Purchaser sends a Purchaser's Deferred Purchase Price Notice of Disagreement, the Purchaser and the Sellers shall in good faith try to reach agreement on the Deferred Purchase Price Statement within 20 Business Days after receipt thereof.
4.INDEPENDENT AUDITOR
1.If the Purchaser and the Sellers are unable to reach agreement on a Deferred Purchase Price Statement within 20 Business Days after receipt of the Purchaser's Deferred Purchase Price Notice of Disagreement, either the Purchaser or the Sellers may require that the Deferred Purchase Price Statement (in whole or in part) be referred to a qualified independent auditor with international standing, mutually agreed upon by the Parties for final and binding determination (the "Independent Auditor").
2.If the Purchaser and the Sellers fail to reach agreement on the appointment of the Independent Auditor within 25 Business Days after receipt of the Purchaser's Deferred Purchase Price Notice of Disagreement, each of the Purchaser and the Sellers may request the President of the Royal Netherlands Institute of Chartered Accountants (Koninklijke Nederlandse Beroepsorganisatie voor Accountants) to appoint the Independent Auditor.
3.The Independent Auditor shall act as an expert (bindend adviseur) and not as an arbitrator, and his determination shall be final and binding on the Sellers and the Purchaser for the purpose of this Agreement, except in the event of a manifest error in which case the matter shall be remitted to the Independent Auditor for correction. The Independent Auditor may involve other experts (including legal counsel) as it deems appropriate in order to be able to make his final and binding determination.
4.The Purchaser and the Sellers shall use commercially reasonable endeavours to agree with the Independent Auditor the precise procedure to apply to its role as soon as practicable following its appointment, provided that the Independent Auditor shall at all times be instructed to:
1.limit his determination to the parts of the Deferred Purchase Price Statement that are in dispute between the Sellers and the Purchaser in accordance with paragraph 3;
2.give each of the Sellers and the Purchaser reasonable opportunity to make oral and written representations to him, and to permit each Party to be present (including

        Exhibit 2.1

virtually) while oral representations are made by the other Party and to require that copies of any written representations are supplied to the other Party without delay;
3.make his determination as soon as reasonably practicable;
4.employ the Accounting Rules and Policies in making its determination;
5.maintain confidentiality of the information provided by the Purchaser and Sellers, the determination made by the Independent Auditor and any notes or workpapers related thereto and the fact that such proceedings are occurring at all; and
6.make his determination available in writing to each of the Sellers and the Purchaser and include in his determination what adjustments (if any) are necessary to the Deferred Purchase Price Statement in order to comply with the requirements of this Agreement and to finally determine the relevant Deferred Purchase Price Amount.
5.Any expenses, including VAT, relating to the engagement of the Independent Auditor (and other experts involved by the Independent Auditor, if applicable) shall be borne by the Parties in adverse proportion to the extent to which the Independent Auditor's determination deviates from their respective positions, as described in the following illustrative example: should the Purchaser take the position that a Deferred Purchase Price Amount is EUR 1,000 (one thousand euro) and the Sellers take the position that a Deferred Purchase Price Amount is EUR 2,000 (two thousand euro) and the Independent Auditor determines that the Deferred Purchase Price Amount is EUR 1,400 (one thousand four hundred euro), 60% (sixty per cent) of the expenses, including VAT, would be borne by the Sellers (in accordance with their Relevant Proportion) and 40% (forty per cent) of the expenses, including VAT, would be borne by the Purchaser.
5.PROVISION OF INFORMATION
The Purchaser shall procure that the Company shall allow the Independent Auditor access to books, records and to such personnel as the Independent Auditor may reasonably request to investigate in connection with the determination of any Deferred Purchase Price Amount.
6.PAYMENT OF THE DEFERRED PURCHASE PRICE AMOUNT
The Purchaser shall pay to the Sellers the relevant Deferred Purchase Price Amount agreed or determined in accordance with paragraphs 3 and 4 of this Schedule 3 (Deferred Purchase Price) in immediately available funds and without any set-off, deduction, withholding or counterclaim within five (5) Business Days after such agreement or determination by wire transfer to an account designated by the Sellers, provided that the Purchaser shall have the right to offset such payment obligation(s) against any claim it may have on the respective Seller in accordance with Clause 21.14.
7.CONDUCT OF BUSINESS DURING THE DEFERRED PURCHASE PRICE PERIOD

        Exhibit 2.1

1.General
The Sellers acknowledge and agree that the Company, as part of the Purchaser's Group, will be subject to the corporate control and supervision of the Purchaser during the Deferred Purchase Price Period. The Sellers further acknowledge and agree (i) that the Purchaser is, subject to Clause 7.2, entitled to exercise such corporate control and supervision in a manner calculated, in the Purchaser's sole discretion, to serve the interests (other than the potential interest of the Purchaser to reduce the Deferred Purchase Price Amounts) of the Purchaser and the Purchaser Group's including the Company (including, for the avoidance of doubt, by adhering the Purchaser's Group policies that generally apply throughout the Purchaser Group (as amended from time to time)), and (ii) that the Purchaser may on-charge reasonable costs, whereby the impact of such on-charged costs on the Normalised EBITDA will be assessed and determined by the Deferred Purchase Price Committee in accordance with paragraph 8 of this Schedule 3 (Deferred Purchase Price).
2.Conduct by Purchaser
Without limiting the generality of paragraph 7.1 of this Schedule 3 (Deferred Purchase Price), and without prejudice to paragraph 8 of this Schedule 3 (Deferred Purchase Price), during the Deferred Purchase Price Period, the Purchaser shall not, and shall procure that no member of the Purchaser's Group will, intentionally take actions with the purpose to frustrate the Sellers becoming entitled to their earn-out payments and the Purchaser shall, and shall procure that each member of the Purchaser's Group will not during the Deferred Purchase Price Period:
(A)take any actions, omissions or other measures which are specifically intended to diminish or adversely affect the Normalised EBITDA for the relevant Deferred Purchase Price Period;
(B)issue directions to the management of the Company which are specifically intended to diminish or adversely affect the Normalised EBITDA for the relevant Deferred Purchase Price Period;
(C)use commercially reasonable efforts to promote the Company's products and support the Company in generating Normalised EBITDA as well as in acquiring customers;
(D)not sell, transfer or otherwise dispose to any third party all or substantial assets of the Company, unless such assets are replaced by similar assets;
(E)not make any material change in the nature of the business of the Company; or
(F)use commercially reasonable efforts to maintain all permissions, authorisations, licences, and concessions necessary for the operation of the Company's business and not take, or omit to take, any action which may reasonably be expected to result in the revocation, suspension, or material restriction of any such permission, authorisation, licence, or concession,

        Exhibit 2.1

in each case except if and to the extent circumstances outside of the control of the Purchaser reasonably require the Purchaser to take, or omit to take (as applicable), any such action.
8.DEFERRED PURCHASE PRICE COMMITTEE
1.If, during the Deferred Purchase Price Period, the Company and any member of the Purchaser's Group intend to enter into arrangements resulting in such member of the Purchaser's Group charging costs to the Company (an "Intercompany Arrangement"), the Purchaser shall inform the Sellers of such Intercompany Arrangement. Within ten (10) Business Days of receipt of such written statement, the Deferred Purchase Price Committee will engage in good faith discussions regarding the reason and justification for the Intercompany Arrangement. The Deferred Purchase Price Committee shall within ten (10) Business Days after the Sellers having been informed of the Intercompany Arrangement render one of the following decisions:
1.the costs incurred and the benefits derived by the Company as a result of or attributable to the Intercompany Arrangement will be reflected in the determination of the Normalised EBITDA in accordance with paragraphs 3 up to and including 6 of this Schedule 3 (Deferred Purchase Price), or
2.the costs incurred and the benefits derived by the Company as a result of or attributable to the Intercompany Arrangement will be disregarded in the determination of the Normalised EBITDA in accordance with paragraphs 3 up to and including 6 of this Schedule 3 (Deferred Purchase Price), which decision will be laid down in writing by the Deferred Purchase Price Committee and shared with the Parties in accordance with Clause 21.2. In case the Deferred Purchase Price Committee fails to discuss and reach a decision in accordance with this paragraph 8 of this Schedule 3 (Deferred Purchase Price), paragraph 8.1.2 shall apply.

        Exhibit 2.1

SCHEDULE 4 (AMOUNTS OWED TO THE COMPANY)
[Omitted pursuant to Item 601(b)(2) of Regulation S-K.]

        Exhibit 2.1

SCHEDULE 5 (INTERCOMPANY AGREEMENTS)
[Omitted pursuant to Item 601(b)(2) of Regulation S-K.]

        Exhibit 2.1

SCHEDULE 6 (DIRECTOR EMPLOYMENT TERMS)
[Omitted pursuant to Item 601(b)(2) of Regulation S-K.]

        Exhibit 2.1

SCHEDULE 7 (TRANSITIONAL SERVICES AGREEMENT)
[Omitted pursuant to Item 601(b)(2) of Regulation S-K.]

        Exhibit 2.1

SCHEDULE 8 (COMPLETION DELIVERABLES AND COMPLETION EVENTS)
1.COMPLETION DELIVERABLES
1.Completion Deliverables by the Sellers
No later than 10:00 AM CET on the Completion Date, each Seller shall deliver or make available to the Notary and the Purchaser and its legal advisors:
1.if requested by the Notary, (i) information on the ultimate beneficial owner of the Seller, (ii) legalized and apostilled powers of attorney to execute the Deed of Transfer on behalf of the Seller and the Company, and (iii) a confirmation that the persons executing the relevant power of attorney and the Notary Letter are authorized to represent the Seller;
2.written resignations in the agreed form from the managing directors and supervisory directors of the Company identified by the Purchaser to take effect upon Completion;
3.the Transitional Services Agreement as referred to in Clause 5.8, which has been executed by Ring and the Company, to take effect on Completion;
4.the on the date of this Agreement duly executed termination agreement, pursuant to which the JVA is terminated effective as per Completion, which termination agreement shall include an irrevocable and unconditional termination and waiver by Landewyck of its rights against the Company under the JVA, including the indemnity letter included as schedule 11 to the JVA, in a form as agreed upon between the Sellers and the Purchaser;
5.the resolution of the general meeting of shareholders of the Company accepting the resignation of the managing directors and supervisory directors of the Company and granting each of them full discharge, subject to Completion having taken place;
6.a waiver, in form and substance satisfactory to the Purchaser, issued by CanAdelaar Management GmbH for the benefit of Ring, whereby it waives any rights to acquire any Shares, whether now existing or arising in the future;
7.written evidence to the Purchaser's satisfaction that the domain name "www.canadelaar-og.nl" has been registered in the name of the Company; and
8.the original shareholders' register of the Company.
2.Completion Deliverables by the Purchaser
No later than 10:00 AM CET on the Completion Date, the Purchaser shall deliver or make available to the Notary and the Seller and its legal advisors:
1.if requested by the Notary (i) legalized and apostilled power of attorney to execute the Deed of Transfer on behalf of the Purchaser; and (ii) a confirmation that the

        Exhibit 2.1

persons executing the power of attorney are authorized to represent the Purchaser; and
2.the Transitional Services Agreement as referred to in Clause 5.8, which has been executed by the Purchaser, to take effect on Completion.
2.COMPLETION EVENTS
1.On the Completion Date, the following actions (the "Completion Events") will be taken in the order set out below in accordance with the terms of the Notary Letter:
1.the Sellers and the Purchaser shall confirm to the Notary the delivery of the Completion Deliverables;
2.the Purchaser shall transfer, or shall procure the transfer of, the Estimated Initial Purchase Price into the Notary's Bank Account, which must be credited to the Notary's Bank Account no later than 1:00 PM CET on the Completion Date and will be held by the Notary in accordance with the terms and conditions of the Notary Letter;
3.the Notary will confirm that the amounts referred to in paragraph 2.1.2 of this Schedule 8 (Completion Deliverables and Completion Events) have been received into the Notary's Bank Account and the Notary will hold such amounts for the account of the Purchaser until they become available for release in accordance with paragraph 2.1.6 of this Schedule 8 (Completion Deliverables and Completion Events);
4.upon completion of the actions set out in paragraph 2.1.1 up to and including 2.1.3 of this Schedule 8 (Completion Deliverables and Completion Events), the Purchaser and the Sellers shall instruct the Notary to execute the Deed of Transfer, which includes an acknowledgment of the transfer of the Shares by the Company;
5.following the execution of the Deed of Transfer, the Notary will register the transfer of the Shares in the shareholders' register of the Company and deliver the register to the Purchaser; and
6.on the first Business Day after Completion the Notary will transfer, in accordance with the Notary Letter to each Seller an amount equal to its Relevant Proportion of the Estimated Initial Purchase Price.

        Exhibit 2.1

SCHEDULE 9 (DETERMINATION OF NET INDEBTEDNESS)
1.DEFINITIONS AND INTERPRETATION
In addition to the terms defined in the Definitions Schedule, the following definitions apply in this Schedule 9 (Determination of Net Indebtedness):
"Completion Statement" has the meaning given in paragraph 2.1 of this Schedule 9 (Determination of Net Indebtedness);
"Independent Auditor" has the meaning given in paragraph 2.8 of this Schedule 9 (Determination of Net Indebtedness);
"Purchaser's Notice of Disagreement" has the meaning given in paragraph 2.5 of this Schedule 9 (Determination of Net Indebtedness); and
"Sellers' Notice of Disagreement" has the meaning given in paragraph 2.3 of this Schedule 9 (Determination of Net Indebtedness).
2.DETERMINATION
1.The Purchaser shall deliver to the Sellers a written statement setting out the Net Indebtedness as of Completion, drawn up in accordance with the Accounting Rules and Policies (the "Completion Statement"), as soon as reasonably practicable and in any event within three (3) months after the Completion Date.
2.The Sellers shall make available to the Purchaser and its auditors all information necessary to prepare the draft of the Completion Statement.
3.The Sellers shall review the Completion Statement and shall within fifteen (15) Business Days after receipt thereof give written notice to the Purchaser if they disagree with the Completion Statement. The notice of disagreement will list the grounds of disagreement and any proposed modifications (the "Sellers' Notice of Disagreement"). The Purchaser shall provide, and shall procure that the Company provides, the Sellers and their representatives such information that is reasonably required by the Sellers to verify the Completion Statement.
4.If the Sellers do not give the Sellers' Notice of Disagreement within this time, the Completion Statement will be final and binding on the Sellers and the Purchaser for purposes of this Agreement.
5.If the Sellers deliver a Sellers' Notice of Disagreement in accordance with paragraph 2.3 of this Schedule 9 (Determination of Net Indebtedness), the Purchaser shall within ten (10) Business Days after receipt of such Sellers' Notice of Disagreement give written notice to the Sellers if it disagrees with the Sellers' Notice of Disagreement listing the grounds of disagreement and any proposed modifications (the "Purchaser's Notice of Disagreement").

        Exhibit 2.1

6.If the Purchaser does not give the Purchaser's Notice of Disagreement in accordance with paragraph 2.5 of this Schedule 9 (Determination of Net Indebtedness), the Completion Statement will be adjusted in accordance with the Sellers' Notice of Disagreement and the adjusted Completion Statement will be final and binding on the Sellers and the Purchaser for purposes of this Agreement.
7.If the Purchaser gives a Purchaser's Notice of Disagreement paragraph 2.5 of this Schedule 9 (Determination of Net Indebtedness), the Purchaser and the Sellers shall in good faith try to reach agreement on the Completion Statement within ten (10) Business Days after receipt thereof.
8.If the Purchaser and the Sellers are unable to reach agreement on the Completion Statement within this time, either the Purchaser or the Sellers may require that the Completion Statement (in whole or in part) be referred to a qualified independent auditor with international standing, for final and binding determination (the "Independent Auditor").
9.If the Purchaser and the Sellers fail to reach agreement on the appointment of the Independent Auditor within 20 Business Days of the Purchaser's Notice of Disagreement, either the Purchaser or the Sellers may within 30 Business Days of the Purchaser's Notice of Disagreement, request the President of the Netherlands Institute of Chartered Accountants (Nederlandse Beroepsorganisatie voor Accountants) to appoint the Independent Auditor.
10.The Independent Auditor will act as an expert (bindend adviseur), and not as an arbitrator, and his determination will be final and binding on the Sellers and the Purchaser for purposes of this Agreement, except in the event of a manifest error in which case the matter will be remitted to the Independent Auditor for correction.
11.Unless agreed otherwise by the Sellers and the Purchaser, the Independent Auditor determines his own procedure but he will at all times:
1.apply the Accounting Rules and Policies and the terms Net Indebtedness as defined in this Agreement;
2.give each of the Sellers and the Purchaser reasonable opportunity to make oral and written representations to him, and permit each Party to be present (including virtually) while oral representations are made by the other Party and require that copies of any written representations are supplied to the other Party without delay;
3.maintain confidentiality of the information provided by the Purchaser and Sellers, the determination made by the Independent Auditor and any notes or workpapers related thereto and the fact that such proceedings are occurring at all; and
4.make his determination as soon as reasonably practicable and available in writing to each of the Sellers and the Purchaser and include in his determination what adjustments (if any) are necessary to the Completion Statement to determine the Net Indebtedness.
12.The Independent Expert may engage and consult with such other professional advisors, including legal and financial advisors, as he deems necessary for making its determination, subject to prior notification to the Sellers and the Purchaser.

        Exhibit 2.1

13.Any expenses, including VAT, relating to the engagement of the Independent Auditor and any other advisors engaged pursuant to paragraph 2.12 of this Schedule 9 (Determination of Net Indebtedness) shall be borne by the Parties in adverse proportion to the extent to which the Independent Auditor's determination deviates from their respective positions, as described in the following illustrative example: should the Purchaser take the position that a Deferred Purchase Price Amount is EUR 1,000 (one thousand euro) and the Sellers take the position that a Deferred Purchase Price Amount is EUR 2,000 (two thousand euro) and the Independent Auditor determines that the Deferred Purchase Price Amount is EUR 1,400 (one thousand four hundred euro), 60% (sixty per cent) of the expenses, including VAT, would be borne by the Sellers (in accordance with their Relevant Proportion) and 40% (forty per cent) of the expenses, including VAT, would be borne by the Purchaser.

        Exhibit 2.1

SCHEDULE 10 (WARRANTIES)
1.GENERAL
1.Each of the Sellers has been duly incorporated and validly exists under the laws of its jurisdiction and has the necessary corporate capacity and corporate power to enter into the Agreement and to perform its respective obligations under the Agreement.
2.All corporate action required to be taken by each of the Sellers to authorize the execution of the Agreement and the performance of its respective obligations under this Agreement has been duly taken.
3.This Agreement, when executed by all Parties, will constitute valid and binding obligations of each of the Sellers, enforceable in accordance with its terms.
4.The execution and performance of the Agreement do not conflict with or result in a breach of any provision of the articles or equivalent organizational document of association of any Seller, any provision of any applicable Law or any agreement to which any Seller is a party.
5.No expiry of any waiting period under applicable Law is required and no filings, reports, approvals, consents, registrations, permits, licences or notices from or to any Governmental Authority are necessary to procure the validity, enforceability or performance of the obligations for each of the Sellers under this Agreement or to effect Completion other than as set out in this Agreement.
6.No claim, lawsuit, legal or other proceeding is pending or, to a Seller's knowledge, threatened, against such Seller or its assets before any court, arbitration tribunal or administrative body, which, if adversely decided, prevents or materially delays, or may reasonably be expected to prevent or materially delay, the consummation of this Agreement and the transactions contemplated thereby.
7.No Seller is involved in or subject to any Insolvency Proceedings. No decision has been taken to dissolve or liquidate any Seller, and no order or request is pending, or, to the Sellers' knowledge, threatened in respect of such dissolution or liquidation.
2.CORPORATE ORGANIZATION
1.The Company
1.The Company is validly incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and validly exists under the laws of the Netherlands and has all requisite powers and authority to own its assets and conduct its business as presently conducted and has not received any written notice to the contrary.
2.The Company is not involved in or subject to any Insolvency Proceedings. No decision has been taken to dissolve or liquidate the Company and no order or request is pending or, to the Sellers' knowledge, threatened in respect of such dissolution or liquidation.

        Exhibit 2.1

3.All shareholders' resolutions that have been taken in respect of the Company have been fully implemented.
4.The Company is not and has not agreed to become a partner, participant or member of any partnership, association, including any cooperative association and mutual insurance association, consortium, joint venture or any other form of cooperation.
5.The Company does not hold any shares or other instruments in any company, corporation, foundation, association, any other legal person, partnership or joint venture.
6.Other than Günter Herneth and Christopher Martens acting together (in their capacity as managing directors of the Company), no person has authority or power to represent the Company.
7.Schedule 1 of the Disclosure Letter sets forth a complete and accurate overview of all arrangements entered into, or otherwise existing, between any of the Sellers, their respective Affiliates or their respective Related Parties, on the one hand, and the Company, on the other hand, in the twelve (12) months preceding the date of this Agreement.
8.The Company does not, in any material respect, utilize assets, facilities or services owned, licensed or provided by any member of any Seller's Group which are not being acquired under this Agreement, except to the extent explicitly covered by the Transitional Services Agreement.
9.The Company has no branch, agency, permanent establishment or place of business outside its jurisdiction of incorporation
2.Corporate documents, registration
1.The current articles of association of the Company are those dated 2 October 2023. No decision has been taken to amend the articles of association of the Company.
2.The Company has complied at all times with any requirement to publish, file or deliver any particulars, resolutions, authorizations and other documents to any Governmental Authority.
3.The books and records of the Company are accurate and complete in all material respects. All such books and records are in the possession, or under the control, of the Company.
4.The Company and any of its businesses are duly registered in the trade register of the Chamber of Commerce in the Netherlands. The information registered, including the information set out in the extracts from the trade register of the Chamber of Commerce, is accurate and complete in all material respects.
3.THE SHARES

        Exhibit 2.1

1.Capital structure
1.The Shares constitute the whole of the issued and outstanding share capital of the Company. The Shares have been validly issued and fully paid up and are free and clear of any Encumbrance and no person has made any claim or claimed any Encumbrance in respect of the Shares.
2.Each of the Sellers is the sole legal and beneficial owner (juridische en economische eigenaar) of the Shares set opposite its name in Schedule 1 (Ownership of the Shares) and is authorized to sell and transfer full title to the Shares to the Purchaser without any restriction. The Company does not own or have any interest in shares in its capital.
3.No voting or other shareholder rights attached to the Shares are restricted by any agreement or any arrangement with any third party or any other Encumbrance. No depository receipts (or any instruments or rights of an equivalent nature) have been issued for any of the Shares.
4.No person has or claims any right to call for the conversion, issue, sale or transfer, repurchase or repayment of any share capital of the Company or instruments convertible into share capital of the Company and no agreement in relation to any of the foregoing has been entered into. No person, other than the Sellers, has or claims any right to any distribution of the profits or assets of the Company.
5.No person has made any claim against the Company or the Sellers relating to the Shares or has claimed any Encumbrance in respect of them, or has made any other claim that is inconsistent with the Warranties given in this paragraph 3.1 and, to the Sellers' knowledge, there are no facts or circumstances which could give rise to such claim.
2.Shareholders' register
The shareholders' register of the Company is accurate and complete and contains all information that is required (by Law or its articles of association) to be recorded in such register.
4.THE BUSINESS
1.Conduct of business
1.The Company is duly qualified to carry on its business in the Netherlands, which is the only jurisdiction in which it presently carries on its business.
2.The Company is not under any obligation towards a third party restricting its freedom to carry on its business or part of its business or to engage in any other business.
2.Compliance with laws

        Exhibit 2.1

1.The Company complies with and has at all times complied with its articles of association and all applicable Laws required to conduct its business as conducted at the date of this Agreement and as anticipated at the Completion Date, including the Experiment Act, the Experiment Decree, the Experiment Regulation and the Opium Act (Opiumwet).
2.The Company has not sold or provided any product which does not comply with all applicable Laws, including the Experiment Act, the Experiment Decree, the Experiment Regulation and the Opium Act (Opiumwet).
3.The Company has not sold or provided any product to any customers other than in accordance with the Experiment Act, the Experiment Decree and the Experiment Regulation.
4.The Company and its Related Parties do not and have not, directly or indirectly:
(A)used corporate funds for, offered, promised, authorized or ratified any payment of any contributions, gifts, entertainment or other expenses related to political activity that are prohibited by applicable Laws;
(B)used corporate funds for, offered, promised, authorized or ratified any payment to any foreign or domestic Governmental Authority (including governmental officials and employees) that are prohibited by applicable Laws; or
(C)violated any applicable anti-bribery and corruption Laws, anti-money laundering Laws, anti-terrorism and sanctions Laws and competition Laws.
5.The Company has not received at any time any fine or penalty for any Law infringement.
6.The Company has not received at any time any claim, notice or communication from any Governmental Authority that it is in violation of any Laws or that any investigation or inquiry is being conducted into the Company and, to the Sellers' knowledge, there are no circumstances that could result in any such claims, notices or communications.
7.No part of the payments received by a Seller from the Purchaser under this Agreement will be used for any purpose that could violate any applicable anti-bribery or corruption Laws.
8.The Company has implemented, and maintains, policies and procedures that are, in all material respects, appropriate and reasonably designed, having regard to the nature and scale of the Company's business, to ensure compliance with anti-bribery and corruption Laws, anti-money laundering Laws, anti-terrorism and sanctions Laws and competition Laws.
9.The Company has implemented, maintains, and, in all material respects, complies with appropriate internal compliance programs, having regard to the nature and scale of the Company's business, designed to detect and prevent violations of any

        Exhibit 2.1

applicable Laws specific to its business as conducted at the date of this Agreement and as anticipated at the Completion Date.
3.Licences, permits and consents
1.All material licences, permits, consents, certificates, registrations or other authorizations, including the Designation, required to carry on the business of the Company have been obtained and are in full force and effect and there are no circumstances indicating that any of such licences, permits, consents or other authorizations, including the Designation, are or would reasonably be expected to be suspended, revoked, limited or not renewed, and the execution of any of the transactions contemplated by this Agreement, following satisfaction of the Regulatory Conditions, will not result in any such suspension, revocation, restriction or non-renewal.
2.The Company is, to the Sellers' knowledge, in compliance with the terms of all such licences, permits, consents and other authorizations, including the Designation in all material respects. Any time limitations with respect to any of such licences, permits, consents or authorizations, including the Designation, as at the date of this Agreement, are specifically disclosed in the Disclosure Letter with reference to this paragraph 4.3.2.
4.Other aspects of the business
To the Sellers' knowledge, there are no circumstances that are or would reasonably be expected to restrict or hinder the manufacture or supply by the Company of its goods.
5.FINANCIAL STATEMENTS
1.Records
The financial and accounting records of the Company are in its possession or directly accessible to it and are complete, accurate, consistent, up to date, have been provided to the Purchaser in full and comply with applicable Laws and its articles of association in all material respects and contain complete and accurate details of its financial position as at the dates to which they relate.
2.Adoption
The financial statements of the Company, including the Financial Statements, have at all times been validly adopted. No changes have been required to be made to any financial statements after they were adopted, and there are no proceedings, inquiries or investigations pending or, to the Sellers' knowledge, threatened that could result in any such changes being required.
3.Filing and publication
The financial statements of the Company, including the Financial Statements, have been duly filed and published in accordance with applicable Laws.

        Exhibit 2.1

4.Current Accounting Rules and Policies
1.The Current Accounting Rules and Policies have been consistently used and applied in the Company's financial statements, including the Financial Statements, for the three (3) years preceding the date of this Agreement.
2.The Company maintains an appropriate system of internal accounting controls sufficient to provide reasonable assurance that:
(A)all transactions are executed jointly by its managing directors;
(B)all transactions are recorded as necessary to enable the preparation of financial statements in accordance with the Current Accounting Rules and Policies and to ensure proper asset accountability;
(C)access to cash and investments is permitted only in accordance with the managing directors' general or specific authorization; and
(D)recorded asset balances are compared with actual assets at reasonable intervals and appropriate action is taken to address any discrepancies.
5.Financial Statements
The Financial Statements:
1.have been drawn up and adopted in accordance with the Current Accounting Rules and Policies and applicable Laws; and
2.are complete and correct and show a true and fair view of the financial position, assets, liabilities and results of the Company for the accounting reference period ending on the Accounts Date.
6.Receivables
Each receivable owed to the Company included in the Financial Statements has been fully collected or is, to the Sellers' knowledge, reasonably expected to be fully and separately collectible on its due date for payment, except as specifically provided for in the balance sheet of the Financial Statements.
7.Liabilities
1.All obligations and liabilities, whether actual or contingent, known or unknown, relating to any period ending on or before the Accounts Date have been fully recognized or adequately disclosed in the Financial Statements to the extent their recognition or disclosure is required under the Current Accounting Rules and Policies.
2.There are no obligations and liabilities, whether actual or contingent, known or unknown, since the Accounts Date, nor any other facts or circumstances that, to the Sellers' knowledge, would or would reasonably be expected to give rise to any

        Exhibit 2.1

material claims against, or material obligations or material liabilities for, the Company that are, in each case, required to be recognized or disclosed in the financial statements of the Company under the Current Accounting Rules and Policies.
8.Subsidies
The Company has not received any grants or subsidies or other type of financial assistance from or on behalf of a Governmental Authority and no pending requests are outstanding for any grants, subsidies or other type of financial assistance.
6.EVENTS SINCE THE ACCOUNTS DATE
Since the Accounts Date the Company has:
(A)carried on its business in the ordinary course consistent with past practice in all material respects having regard to the fact that the Company operates in a dynamic and developing environment; and
(B)not incurred any financial liability (excluding trade receivables) since the Accounts Date exceeding EUR 250,000, whether individually or in the aggregate, that remains outstanding as at the date of this Agreement or at the Completion Date.
7.MATERIAL AGREEMENTS
1.Material Agreements
1.Schedule 2 of the Disclosure Letter sets forth, as at the date of this Agreement, a complete and accurate overview of any of the following agreements to which the Company is a party:
(A)corporate joint venture, corporate partnership or shareholders' agreements;
(B)guarantee, suretyship or similar enforceable contractual obligations issued by the Company for any debt of any third person where the debt of such person exceeds EUR 75,000 in the individual case;
(C)enterprise agreements;
(D)agreements that represent a value in terms of revenue or cost to the Company in excess of EUR 75,000 per annum or are otherwise of material importance to the Company;
(E)agreements which may not be terminated within 6 (six) months from the date of this Agreement;
(F)agreements under which the Company has borrowed any money or issued any note, indenture, or other evidence of indebtedness or guaranteed liabilities of others, involving an amount exceeding EUR 100,000;

        Exhibit 2.1

(G)agreements for the employment or retention of any Key Employee, and any employee, consultant or other person working for the Company for which the annual gross compensation exceeds EUR 150,000;
(H)the agreements with the Company's top 10 customers by revenue at the date of this Agreement;
(I)the agreements with the Company's top 10 suppliers annualized spend to the business of the Company at the date of this Agreement;
(J)agreements with any Governmental Authority;
(K)lease agreements with the Company as lessor or lessee;
(L)loans granted by the Company to third parties providing for a total loan amount exceeding EUR 100,000; and
(M)other agreements that are material for the conduct of the business of the Company,
(together, the "Material Agreements").
2.All such Material Agreements constitute legal, valid and binding obligations for the counterparties thereto, enforceable in accordance with their terms and, to the Sellers' knowledge, there are no circumstances that would, or would reasonably be expected to render any such agreement invalid or unenforceable.
3.No counterparty to any Material Agreement with the Company has given notice (whether or not written) of, or expressed any intention to give notice of, termination, rescission, cancellation, nullification, or material adverse amendment of such Material Agreement and, to the Sellers' knowledge, there are no circumstances that would, or would reasonably be expected to give rise to a ground for termination, rescission, cancellation, nullification, or amendment of such Material Agreement.
4.To the Sellers' knowledge, no counterparty to any Material Agreement with the Company is in breach of any obligation under that Material Agreement and, to the Sellers' knowledge, there are no circumstances that would, or would reasonably be expected to give rise to any such material breach. To the Sellers' knowledge, the Company has not by any act or omission committed any breach of any obligations under any Material Agreement that could entitle any third party to the right to terminate or amend such Material Agreement or claim for damages.
5.The Company is not a party to any agreement or arrangement that:
(A)has not been entered into in the ordinary course of business on an at arm's length basis; or
(B)cannot be duly performed by the Company or cannot be performed by the Company without material loss or other material detriment.

        Exhibit 2.1

2.Customers and suppliers
1.Schedule 3 of the Disclosure Letter sets forth, as at the date of this Agreement, a complete and accurate list of the Company's top 10 customers by revenue at the date of this Agreement.
2.Schedule 4 of the Disclosure Letter contains the Company's general terms and conditions. The Company's general terms and conditions apply to all agreements and other arrangements, including purchase orders, between the Company and each of its customers.
3.There has been no material adverse change in the Company's relationships with its key customers or key suppliers in the twelve (12) months preceding the date of this Agreement that has not been disclosed in the Disclosure Letter.
8.PRODUCT LIABILITY
1.The Company has not manufactured or sold products in respect of which any product liability claim is outstanding or has been made in the three (3) years before the date of this Agreement and, to the Sellers' knowledge, there are no circumstances that would, or would reasonably be expected to give rise to any product liability claim.
2.The Company has not manufactured or sold products which are in any material respect dangerous when used in compliance with applicable Laws, or which do not comply in any material respect with any warranty or representation expressly or impliedly made by it.
3.At the time of sale, all products sold by the Company:
(A)meet all applicable product specifications;
(B)have been cultivated, processed, packaged, labelled, tested, stored, transported and delivered in accordance with applicable Law, including the Designation;
(C)are not adulterated, tainted or contaminated and do not contain any substance affirmatively prohibited by applicable Law; and
(D)are marketed and promoted in material compliance with applicable Law.
9.PROPERTIES AND ASSETS
1.Sufficiency and condition of assets
1.The Company has valid title or other valid right to use all assets necessary to conduct its business in the ordinary course and to continue to conduct its business as conducted at the date of this Agreement in the ordinary course following Completion.

        Exhibit 2.1

2.The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company are, in the aggregate sufficient to carry on its business as conducted at the date of this Agreement and at the Completion Date.
3.To the Sellers' knowledge, the assets used by the Company are in good repair and operating condition (subject to ordinary wear and tear) and suitable for the purposes for which they are used.
4.The assets used by the Company are held free and clear of all Encumbrances.
2.Inventory
The composition and size of the Company's inventory are appropriate and normal for the business of the Company and since the Accounts Date no material change in respect of the composition and size of the Company's inventory has occurred.
3.Real Property
1.Schedule 5 of the Disclosure Letter sets forth, as at the date of this Agreement, a complete and accurate list of all Property and properly reflects the location, owner, use and the annual rent (including the current rent) for each Property.
2.The lease of the Property is valid, legally binding, enforceable and in full force and effect in accordance with its terms.
3.There is no breach or violation of, or default under, the leases of the Property by the Company or, to the Sellers' knowledge, any other party thereto. No event has occurred that with or without notice, lapse of time, or both, would constitute or result in a breach, violation or default under the lease of the Property by the Company, or would cause its termination, adverse modification or acceleration. To the Sellers' knowledge, no event has occurred that with or without notice, lapse of time, or both, would constitute or result in a breach, violation or default under the lease of the Property by any other party thereto, or would permit or cause the termination or modification thereof or acceleration.
4.The Property is leased under a head lease from the owner of the Property.
5.There are no rent arrears outstanding at the date of this Agreement and at the Completion Date and, to the Sellers' knowledge, there are no rent reviews presently being determined or expected.
6.The Company does not own any real property and has not owned any real property in the past.
7.The Company does not have any obligation to acquire any real property.
8.There are no Encumbrances affecting the Property or the New Property and no person has or claims to have any right to the Property or the New Property, or to any Encumbrance in respect of the Property or the New Property. There are no

        Exhibit 2.1

written or oral subleases, concessions or other contracts or arrangements granting to any person other than the Company the right to use or occupy the Property or the New Property.
9.No obligation, whether known or unknown, actual or contingent, exists for the Company to restore any Property to its original state. No obligation exists for the Company to carry out any major repairs to any Property.
10.No notice, order, proposal, application or request has been served or made, or, to the Sellers' knowledge, is reasonably expected to be served or made, by any Governmental Authority or other person affecting or relating to any Property.
11.The current use of each Property is in compliance with the applicable zoning plan and planning permission. No planning permission has been suspended or remains unimplemented in whole or in part and no planning application has been submitted that is awaiting determination.
10.EMPLOYMENT
1.Compliance
1.The Company has at all times complied with all its obligations under any employment Laws (including the Foreign Nationals Employment Act (Wet arbeid vreemdelingen)), individual employment or service agreements, collective labour agreements, reorganization plans and social plans in relation to each of its current and former employees and/or any other individuals who are or were employed or engaged by the Company or who perform or have performed services for or on behalf of the Company (including managers, contractors, consultants, secondees or temporary agency workers) in all material respects.
2.The Company has at all times punctually satisfied its payment obligations to current and former employees and/or any other individuals who are or were employed or engaged by the Company or who perform or performed services for or on behalf of the Company, and to any relevant Governmental Authority or other social security agencies or institutions. At the date of this Agreement and at the Completion Date, all payments and other benefits in respect of current and former employees and/or any other individuals who are or were employed or engaged by the Company or who perform or performed services for or on behalf of the Company, to the extent due, have been paid, or if not due, a corresponding provision has been established.
2.Employment terms
1.All employees hold all work and residence permits, licenses and other authorisations required under any applicable Laws.
2.All current and/or former employees are, and have at all times been, remunerated in an amount at least equal to the statutory minimum wage as required under any applicable Laws.

        Exhibit 2.1

3.All current and former employees are, and have at all times been, remunerated in accordance with the requirements pursuant to the collective labour agreement for the Greenhouse Horticulture Sector (CAO voor Glastuinbouw).
4.The Company has not entered into or made or proposed any agreement, arrangement or commitment to make:
(A)any material future change in any terms of employment;
(B)any future change in the renumeration, bonuses, incentive payments or other benefits other than in accordance with existing employment or service agreements; or
(C)any payment or grant any loan or provide financial assistance to any current or former employee, director, consultant or contractor of the Company other than in accordance with existing employment or service agreements.
3.Key Employees
No Key Employee has agreed to or has given notice of termination of his or her employment or service agreement, as applicable, or has received a notice of dismissal. To the Sellers' knowledge, no Key Employee intends to give notice of termination.
4.Disputes and claims
1.There has been no dispute between the Company and any of its current or former employees and/or any other individuals who are or were employed or engaged by the Company or who perform or performed services for or on behalf of the Company and, to the Sellers' knowledge, there are no circumstances that would reasonably be expected to give rise to any such dispute.
2.The Company is not and has not been involved in any strike or any dispute or negotiation regarding a claim with any trade union or other body representing employees or former employees of the Company within the three (3) years preceding the date of this Agreement.
3.There are and have been no allegations, complaints or claims alleging any bullying, harassment, sexual harassment or sexual misconduct or any other serious misconduct or violations of Company policies or applicable Law by any current or former employee of the Company and/or any other individual who is or was employed or engaged by the Company or who perform or performed services for or on behalf of the Company, and, to the Sellers' knowledge, there are no circumstances that could result in any such allegation, complaint or claim.
5.Other employment matters
1.Schedule 6 of the Disclosure Letter sets forth a complete and accurate list of all current employees and other individuals who are employed or engaged by the Company or who perform services for or on behalf of the Company as at

        Exhibit 2.1

31 October 2025. The type of agreement under which each such person is employed or engaged is specifically disclosed in the Disclosure Letter by reference to this paragraph 10.5.1.
2.Schedule 7 of the Disclosure Letter sets forth a complete and accurate list of all agreements and other arrangements applicable to each Key Employee at the date of this Agreement.
3.There exists no plan, program, policy, agreement or arrangement providing for compensation, benefits, retirement, pension, bonus, stock purchase, profit sharing, stock option or other equity award or arrangements with variable renumeration components, deferred compensation, severance or termination pay, incentive or otherwise sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company for the benefit of any current or former employee or any other individual who is or was engaged by the Company or who performs or performed services for or on behalf of the Company.
4.No works council or other type of co-determination body has been installed and no employee has requested for a works council or other type of co-determination body to be installed.
5.Other than the collective labour agreement for the Greenhouse Horticulture Sector (CAO voor Glastuinbouw), no collective bargaining agreement applies to the Company.
6.There is no strike, lockout, slowdown, work stoppage, unfair labour practice or other labour dispute, or arbitration or grievance pending or, to the Sellers' knowledge, threatened except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company. The Company is in compliance in all material respects with all applicable Laws regarding labour, employment and employment practices, terms and conditions of employment, wages and hours (including classification of employees and equitable pay practices), and occupational safety and health.
7.No occupational health or safety incidents have occurred that has resulted or, to the Sellers' knowledge, may result in a claim against the Company.
8.No current or former employee of the Company, nor any other individual who is or was employed or engaged by the Company or who performs or performed services for or on behalf of the Company, has been involved in any criminal proceedings relating to or affecting the business of the Company within a period of five (5) years before the date of this Agreement.
9.All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments of the Company have been recorded in accordance with the Accounting Rules and Policies and are reflected in the Financial Statements.
10.Schedule 8 of the Disclosure Letter sets forth a complete and accurate overview of all accruals of the Company from the Accounts Date until 31 October 2025

        Exhibit 2.1

exceeding EUR 100,000 in respect of unpaid vacation pay, unemployment insurance premiums, health insurance premiums, pension plan contributions, accrued wages, salaries and commissions, and employee benefit plan payments.
11.PENSIONS
1.Disclosure
The Company is only subject to statutory pension obligations for or in respect of any current or former employee and/or any other individual who is or was employed or engaged by the Company or who performs or performed services for or on behalf of the Company, or their spouses or dependants (the "Pension Obligations"). The Company has no additional pension, pre-pension, early retirement, or similar obligations beyond those required by applicable Laws.
2.Compliance
The Pension Obligations are fully funded in accordance with applicable Laws. All financial obligations for the Company due in respect of the Pension Obligations (including past service liabilities) have been fully satisfied within the applicable statutory time periods.
12.INTELLECTUAL PROPERTY RIGHTS
1.Validity and title
1.Schedule 9 of the Disclosure Letter sets forth, as at the date of this Agreement, a complete and accurate list of all (i) Registered Intellectual Property Rights owned by the Company, (ii) other Company Intellectual Property that is material to the business of the Company as presently conducted and (iii) all material licences, consents, royalty and other agreements and arrangements concerning Company Intellectual Property that is material to the business of the Company as presently conducted to which the Company is a party or by which it is bound, and sets out the legal owner, registration/application number, status and the expiration date and all other relevant details of such Company Intellectual Property.
2.To the Sellers' knowledge, the Company owns or has a valid right to use all Company Intellectual Property necessary to conduct its business as currently conducted, free from all Encumbrances, and, to the Sellers' knowledge, nothing has been done, or not been done, as a result of which any of the Company Intellectual Property has ceased or might cease to be valid, subsisting or enforceable. In particular:
(A)all steps reasonably necessary for the registration, maintenance and protection of the Company Intellectual Property (including executing non-disclosure and intellectual property assignment agreements) have been taken by the Company and all application and renewal fees and other steps required for the maintenance or protection of such rights have been taken (including timely payments);

        Exhibit 2.1

(B)to the Sellers' knowledge, all material confidential information and material know-how owned, used or held by the Company is adequately protected and readily available to the Company;
(C)to the Sellers' knowledge, all material confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings as at the date of this Agreement, in respect of such information);
(D)the Company has not received any written claim contesting the validity, enforceability or ownership of any such Company Intellectual Property.
3.All Intellectual Property Rights created by or on behalf of the Company by current or former employees, directors, consultants, contractors, partners, distributors, inventors or other persons in the course of their employment or engagement by or performance of services for it and that are material to the business of the Company as presently conducted, are solely owned by the Company and, subject to applicable Laws, no such person has any rights, title or interest in or to any such Intellectual Property Rights.
4.The Company has not and, to the Sellers' knowledge, no other person has, breached or is in breach of any licences, leases, consents, royalty or other agreements or arrangements relating to Company Intellectual Property or Company Information Technology Systems.
5.The Company's conduct of its business has not, to the Sellers' knowledge, infringed, misappropriated or otherwise violated any enforceable Intellectual Property Rights of any person. The Company has not received any written third-party claim alleging any such infringement, misappropriation or other violation.
6.To the Sellers' knowledge, no person is infringing, misappropriating or otherwise violating any enforceable Company Intellectual Property.
2.Confidentiality
To the Sellers' knowledge, no confidential information or know-how owned, used or held by the Company has been disclosed to, or is permitted to be disclosed to, any other person except as permitted under confidentiality agreements or as required by applicable Laws, and the Company has not undertaken or arranged to disclose to any person any confidential information or know-how except in accordance with the foregoing.
13.INFORMATION TECHNOLOGY SYSTEMS
1.All Company Information Technology Systems, including licensed software used by the Company, are used in accordance with the terms and conditions of the relevant agreements and licences in all material respects. To the Sellers' knowledge, the Company Information Technology Systems operate and perform as required by the Company in connection with its business. The Company has implemented commercially reasonable backup and disaster recovery technology and procedures.

        Exhibit 2.1

2.To the Sellers' knowledge, the Company has obtained all necessary rights from third parties to enable the exclusive and unrestricted use of the Company Information Technology Systems for the purposes of carrying on its business in the manner in which it was operated at and before the date of this Agreement, and to fulfil any currently existing plans.
3.The Company has not experienced any loss, damage, or unauthorized access, disclosure, use, or breach of security of any of the Company Information Technology Systems, or of any personal data processed by or in possession, custody, or control of the Company, or otherwise held or processed on the Company's behalf.
14.DATA PROTECTION
1.The Company has at all times conducted its business in accordance with applicable data protection and privacy Laws and, to the Sellers' knowledge, has not processed, used or disclosed any personal data for any purpose other than for which the personal data was intended.
2.The Company has not received any formal notice or other announcement from any data protection authority, indicating a breach or potential breach of applicable data protection or privacy Laws. No complaints or claims have been made by any data protection authority or any data subject, no investigations have been announced or instituted, and no complaints, claims or investigations are or would reasonably be expected in respect of potential data protection or privacy Law breaches.
15.ENVIRONMENT
1.Covenants and agreements
There are no agreements or arrangements concerning the environment, including any environmental covenants (milieuconvenanten), between the Company and any Governmental Authority or any other third party.
2.Compliance
1.Schedule 11 of the Disclosure Letter sets forth, as at the date of this Agreement, a complete and accurate list of all violations and breaches of the terms and conditions of any Environmental Licence or environmental Laws, including the Environment Act (Omgevingswet), the Decision on Environmental Activities (Besluit activiteiten leefomgeving), the customized decision dated 13 March 2025 (maatwerkbesluit van 13 maart 2025).
2.At the date of this Agreement and at the Completion Date, the Company complies with the terms and conditions of any Environmental Licence and environmental Laws, including the Environment Act (Omgevingswet), the Decision on Environmental Activities (Besluit activiteiten leefomgeving), and the customized decision dated 13 March 2025 (maatwerkbesluit van 13 maart 2025).
3.Schedule 12 of the Disclosure Letter sets forth, as at the date of this Agreement, a list of all works and expenditures of the twelve (12) months preceding the date of this Agreement that were required for the Company to comply with the terms and

        Exhibit 2.1

conditions of any Environmental Licence or environmental Laws, including the Environment Act (Omgevingswet), the Decision on Environmental Activities (Besluit activiteiten leefomgeving) and the customized decision dated 13 March 2025 (maatwerkbesluit van 13 maart 2025) that is complete and accurate in all material respects. No other works or expenditures are required for the Company to comply with the terms and conditions of any Environmental Licence or environmental Laws, including the Environment Act (Omgevingswet), the Decision on Environmental Activities (Besluit activiteiten leefomgeving) and the customized decision dated 13 March 2025 (maatwerkbesluit van 13 maart 2025).
4.The execution of this Agreement and Completion will, to the Sellers' knowledge, not result in the breach, violation, revocation, cancellation, suspension or modification of any Environmental Licences.
3.Claims
To the Sellers' knowledge, there are no facts or circumstances that are reasonably expected to result in any claim with respect to a breach or violation of the terms or conditions of any Environmental Licence or environmental Laws, including the Environment Act (Omgevingswet), the Decision on Environmental Activities (Besluit activiteiten leefomgeving) and the customized decision dated 13 March 2025 (maatwerkbesluit van 13 maart 2025).
4.No pollution
To the Sellers' knowledge, the Property and the New Property (including soils, groundwater, surface water, buildings and surface and subsurface structures) are not polluted and do not contain or have contained asbestos.
5.Hazardous substances
To the Sellers' knowledge, the Company has not disposed of, transported or otherwise handled any waste or hazardous substances in a manner that may reasonably be expected to give rise to any claim, action or obligation arising from or relating to any environmental Law. To the Sellers' knowledge, the Company is not subject to obligation or liability for any hazardous substances disposal or contamination on any third-party property.
16.LITIGATION
1.Legal proceedings
1.Schedule 13 of the Disclosure Letter sets forth, as at the date of this Agreement, a complete and accurate list of:
(A)all litigation, arbitration or other legal proceedings, including civil, administrative, criminal and tax proceedings in which the Company is or was, directly or indirectly, involved in the eighteen (18) months preceding the date of this Agreement;

        Exhibit 2.1

(B)all claims and actions of any kind pending or, to the Sellers' knowledge, threatened or reasonably expected against the Company in respect of which the Company is or may be liable towards any other person; and
(C)any obligations outstanding under any judgment, arbitral award or court order.
2.Investigations
No civil, administrative, criminal or other investigation with respect to the Company or any of its Related Parties is pending or, to the Sellers' knowledge, threatened and there are, to the Sellers' knowledge, no circumstances that may give rise to any such investigation.
17.INSURANCE
1.Policies
1.Schedule 14 of the Disclosure Letter sets forth, as at the date of this Agreement, a complete and accurate list of all insurance policies in relation to the Company and its business. All such insurance policies are in full force and effect.
2.The Company has at all times complied with all terms and conditions of such insurance policies, including due payment of premiums, in all material respects.
3.To the Sellers' knowledge, there are no circumstances that may (i) give rise to the premature termination, (ii) affect the renewal of any such insurance policy, or (iii) lead to the adverse amendment of any terms and conditions thereunder by the relevant insurance company.
2.Adequacy of cover
The Company has maintained adequate insurance cover in respect of its business and assets against all risks normally insured against by companies carrying on the same type of business as the Company and such cover will not cease or otherwise be affected by the transactions contemplated by this Agreement.
3.Claims
The Company has no outstanding claim under any insurance policy and, to the Sellers' knowledge, there are no circumstances that are reasonably expected to give rise to such a claim.
18.TAXATION
1.Tax position
1.Any and all Tax Liability for which the Company has been assessed or that has or, to the Sellers' knowledge, will become due in respect of any moment or event occurring or any period or part of a period ending on or before the Completion

        Exhibit 2.1

Date, has either been properly paid in full or been fully provided for in the Financial Statements;
2.The Company has made all required deductions and withholdings for or on account of any Tax from any payments made by it and all amounts so deducted or withheld have been paid in full to the relevant Tax Authority.
3.The Company has not received any reminders or warrants relating to the payment of Tax.
2.Compliance and registration
1.The Company has at all times:
(A)been properly registered for Tax purposes in its country of residence and in any other country in which it is engaged in business activities through a branch, permanent representative, permanent establishment or otherwise; and
(B)maintained and obtained complete, correct and up-to-date records, invoices and other documents (including for transfer pricing purposes), as the case may be, required under any applicable Law relating to Tax and has preserved all records, invoices and other documents in the form and for the periods as are required by Tax Law.
2.The Company has made all returns, given all notices and supplied all other information required to be made, given or supplied under any applicable Law relating to Tax. All returns, notices and other information were and remain complete and accurate and were made on a proper basis.
3.The Company is and has at all times solely been resident for Tax purposes in the Netherlands.
3.Disputes
1.The Company is not and has not been subject to any disagreement or dispute with any Tax Authority regarding the Tax position of the Company within the five (5) years preceding the date of this Agreement nor is, to the Sellers' knowledge, any such disagreement or dispute reasonably expected to arise.
2.No audits or investigations are presently being made by any Tax Authority regarding the Tax position of the Company and, to the Sellers' knowledge, there is no indication that any such audit or investigation will or would reasonably be expected to be made in the future. With the exception of routine audits or investigations, no such audits or investigations have been made in the five (5) years preceding the date of this Agreement.
3.No request has been made or announced by any Tax Authority to provide or exchange information relating to the Company or its business relationships nor, to the Sellers' knowledge, has any such request, provision or exchange been planned or is any such request, provision or exchange being planned.

        Exhibit 2.1

4.Claw-back & Secondary liabilities
1.The Company has not claimed the application of a Tax Facility or made a depreciation which on the Completion Date is still subject to a claw-back or reversal provision or any other comparable provision under any applicable Law.
2.The Company is not liable and cannot be held liable in respect of any Taxes due by or attributable to any other person, including the Sellers and any member of any Seller's Group, nor is it, and, to the Sellers' knowledge, will it otherwise be obliged to pay any sums corresponding or relating to any Taxes due by or attributable to any such person.
5.Tax consolidation
The Company is not and has not been part of any CIT Fiscal Unity or VAT Fiscal Unity and the Company is not and has not been part of any other tax consolidation or consolidated filing regime under any comparable provisions of other applicable non-Dutch Laws.
6.Rulings
The Company has not entered into any rulings, agreements or other arrangements with or obtained any clearances from any Tax Authority affecting the Taxation treatment or the time for assessment or payment of any Taxes of the Company. No request for any such ruling, agreement, clearance or arrangement is pending.
7.Cross-border arrangements and hybrid mismatches
1.The Company is not and has not been involved in any arrangements, transactions or other events that have resulted in or could trigger a notification obligation pursuant to the Council Directive (EU) 2018/822 (DAC6), or the Dutch implementation thereof.
2.The Company is not and has not been a party to any arrangement, transaction or event involving a hybrid mismatch within the meaning of Council Directive (EU) 2016/1164 (ATAD I), or the Dutch implementation thereof, that has resulted or could result in:
(A)a double deduction (being a deduction of the same payment, expenses or losses in more than one jurisdiction for Tax purposes); or
(B)a deduction without inclusion (being a deduction of a payment in one jurisdiction without a corresponding inclusion in the taxable income in another jurisdiction).
19.DISCLOSED INFORMATION
1.To the Sellers' knowledge, all information relating to the business, activities, affairs and assets and liabilities of the Company that is or may reasonably be expected to be of interest

        Exhibit 2.1

to a purchaser of the Shares as at the date of this Agreement has been adequately disclosed to the Purchaser in the Data Room and/or the Disclosure Letter.
2.To the Sellers' knowledge, all information provided to the Purchaser, including the information contained in the Data Room and the Disclosure Letter, is true, complete and not misleading.

        Exhibit 2.1

SCHEDULE 11 (DISCLOSURE LETTER)
[Omitted pursuant to Item 601(b)(2) of Regulation S-K.]

        Exhibit 2.1

SCHEDULE 12 (TAX MATTERS)
1.DEFINITIONS AND INTERPRETATION
1.In addition to the terms defined in the Definitions Schedule, the following definitions apply in this Schedule 12 (Tax Matters):
"Event" means any transaction, event, circumstance, act or omission whatsoever, including the death or dissolution or liquidation of any person, and the execution or performance of the Agreement;
"Pre-Completion Tax Return" has the meaning given in paragraph 7 of this Schedule 12 (Tax Matters);
"Sellers' Tax Audit" or "Sellers' Tax Claim" means any Tax Audit or Tax Claim, as the case may be, that may reasonably be expected to result in a claim against the Sellers pursuant to a Specific Tax Indemnity and relates to (x) an Event occurring on or before the Completion Date, or (y) a period ending on or before the Completion Date. If and to the extent only a part of a Tax Audit or Tax Claim, as the case may be, may reasonably be expected to result in such claim against the Sellers, then the Sellers' Tax Audit or Sellers' Tax Claim is limited to such part of the Tax Audit or Tax Claim, as the case may be;
"Tax Audit" means any audit, investigation, inspection, questionnaire from any Tax Authority with respect to any Tax affairs of the Company; and
"Wage Tax" means any employment related Tax which is levied from the employer (by way of withholding or otherwise), including wage tax levied in accordance with the Dutch Wage Tax Act (Wet op de loonbelasting 1964), or any comparable Dutch or non-Dutch Law.
2.Any reference to:
1.any "Event occurring on or before the Completion Date" includes any Event deemed to occur for Tax purposes on or before the Completion Date;
2.any "income, profits, gains or wages earned, accrued, received or paid on or before the Completion Date" includes any income, profits, gains or wages deemed to be earned, have accrued, be received or be paid for Tax purposes on or before the Completion Date.
3.For the purposes of this Schedule 12 (Tax Matters) and the Tax Warranties:
1.all rights and liabilities of the Parties shall be calculated on the assumption, if not actually the case, that the Completion Date is the end of the relevant Tax period;
2.in the event that Taxes attributable to the Company are levied from or imposed on a member of the Purchaser's Group (other than the Company), such Tax Liability shall constitute a Tax Liability of the Company.

        Exhibit 2.1

2.PRE-COMPLETION OBLIGATIONS OF THE SELLERS
1.Conduct of business before Completion
1.During the period from the date of this Agreement until Completion, Ring shall procure that the Company carries on its Tax affairs in the ordinary course consistent with past practice.
2.During the period from the date of this Agreement until Completion, Ring shall procure that without the prior written consent of the Purchaser the Company will not, except if required by applicable law (provided that in such case Ring shall notify the Purchaser in writing reasonably in advance of the Company taking such action):
(A)deviate from the principles consistently applied and the courses of action consistently followed in the past three (3) years in respect of (i) the determination of its profits for Tax purposes (fiscale winstbepaling), including the depreciation schedule and the moment revenue, income, gain, loss, cost and expenditures are recognised for Tax purposes, and (ii) the valuation of its assets and liabilities for Tax purposes;
(B)change its residence for Tax purposes;
(C)enter into any material agreement with any Tax Authority or prematurely terminate or vary any existing material agreement with any Tax Authority;
(D)except as specifically set forth in paragraph 3 of this Schedule 12 (Tax Matters), file any material Tax Return or make any material claim or election for Tax purposes, including with respect to any Tax Relief, or make any material change to any Tax Return, claim or election for Tax purposes that was made prior to the date of this Agreement; or
(E)take any actions outside the ordinary course of business that may materially prejudice or otherwise cause a material adverse change in its Tax position.
3.UNDERTAKINGS
Ring shall procure that prior to the Completion Date the Company will:
1.make all returns, give all notices and supply all other information required to be made, given or supplied under applicable Tax Law in relation to the Permitted Dividends;
2.duly file all supplementary VAT Tax Returns in relation to any period or part of a period ending on or before the Completion Date; and
3.duly file its Dutch CIT Tax Return in relation to the financial year ending on 31 December 2024, taking into account the obligations set out in paragraph 2 of this Schedule 12 (Tax Matters).

        Exhibit 2.1

4.TAX INDEMNITIES
1.Subject to the limitations set forth herein, including paragraph 5, each of the Sellers shall on a several but not joint basis (niet hoofdelijk) in accordance with its Relevant Proportion indemnify (vrijwaren) and hold harmless (schadeloosstellen) each member of the Purchaser's Group and the Company from any and all losses, damage, costs, reasonable legal fees, expenses, fines, penalties, claims, actions, proceedings, awards, settlements, judgments and any and all other liabilities and obligations of any kind, that any member of the Purchaser's Group and the Company may at any time, directly or indirectly, suffer or incur, become subject to or owe as a result of or in connection with:
1.any Tax Liability of the Company in respect of any Event occurring on or before the Completion Date, including any Tax Liability in respect of any series or combination of Events the first of which occurred before such date (to the extent such Tax Liability arises in, or is attributable to, any period or part of a period ending on or before the Completion Date), or by reference to any income, profits, gains or wages earned, accrued, received or paid on or before the Completion Date;
2.a breach by a Seller or the Company of any of its obligations under paragraph 2, 3 or 7 of this Schedule 12 (Tax Matters);
3.any Tax Liability of the Purchaser or the Company if such Tax Liability is the result of, relates to or is otherwise connected with:
(A)an election for Tax purposes by a Seller or the Company, a refund or repayment of Tax or any other Event (including any adjustments made by any Tax Authority), in each case in respect of any period or part of a period ending on or before the Completion Date;
(B)the application of a claw-back provision or any other comparable provision under applicable Law resulting from the use or application of a Tax Facility by a Seller or the Company in respect of any period or part of a period ending on or before the Completion Date; or
(C)a claw-back, reversal, revision or recapture, in the form of an income inclusion or otherwise, of a deduction or depreciation for Tax purposes taken by a Seller or the Company in respect of any period or part of a period ending on or before the Completion Date;
4.any Tax Liability that arises as a result of the Company not recovering any underpaid Tax in respect of any period or part of a period ending on or before the Completion Date from any individual who for Tax purposes is considered an (former) employee or deemed (former) employee of the Company (including for the avoidance of doubt any statutory directors or supervisory board members) in accordance with paragraph 5.4 of this Schedule 12 (Tax Matters);
5.any Tax Liability of the Company that is the result of, relates to or is otherwise connected with the Carve-Out;

        Exhibit 2.1

6.any Tax Liability of the Company that is the result of, relates to or is otherwise connected to supplementary VAT Tax Returns filed by the Company in relation to any period or part of a period ending on or before the Completion Date, including any Tax assessments by any Tax Authority imposed in relation thereto; and
7.any Tax Liability of the Company in relation to Dutch Corporate Income Tax (including for the avoidance of doubt any penalties, additions, interest, costs and expenses) in respect of any Event occurring in the financial year ending on 31 December 2023 or in the financial year ending on 31 December 2024, or by reference to any income, profits or gains earned, accrued or received in such period.
5.LIMITATIONS
1.Tax Indemnity limitations
The Tax Indemnity included in paragraph 4 of this Schedule 12 (Tax Matters) shall not cover any Tax Liability if and to the extent that:
1.such Tax Liability has been (i) settled prior to Completion or (ii) specifically provided for in the Financial Statements or Completion Statements (as defined in Schedule 9 (Determination of Net Indebtedness), including, for the avoidance of doubt, the Indebtedness) and the amount of the provision is available on the Completion Date;
2.such Tax Liability arises or is increased solely as a result of a change in the applicable Tax Laws announced after the Completion Date or the withdrawal of any preferential administrative guidance by any Tax Authority after the Completion Date;
3.such Tax Liability arises or increased as a result of the Purchaser's failures to comply with paragraph 7.2 of this Schedule 12 (Tax Matters);
4.such Tax Liability arises or is increased solely as a result of a voluntary act carried out or effected by the Purchaser or the Company after Completion, other than any such act carried out or effected:
(A)in the ordinary course of business as carried on by the Company at Completion;
(B)pursuant to a legal obligation, which existed on or before the Completion Date; or
(A)in order to bring the administration of the Company in line with the generally accepted guidelines, policies and practices for Tax compliance purposes (including in relation to transfer pricing, the Dutch work-related costs scheme (werkkostenregeling) and the application of the addition rules (bijtelling) under the Dutch Wage Tax Act (Wet op de loonbelasting 1964)).

        Exhibit 2.1

2.Time limitation
The Sellers will cease to be liable under the Tax Indemnity, unless written notice of a claim has been served by the Purchaser to the Sellers within nine (9) months following the later of (x) the applicable statutory limitation period (including formal extensions of such period by any Tax Authority) and (y) the termination of good faith negotiations with respect to the claim as confirmed by the Sellers to the Purchaser in writing.
3.Other limitations
1.The provisions set forth in Clauses 11.2 (Several liability), 11.5, including 11.5.2, (Maximum liability), 11.9 (Subsequent recovery), 11.10 (No cumulation), 11.11 (Tax benefits), 11.12 (Mitigation) and 15 (W&I Insurance) of this Agreement apply mutatis mutandis with respect to a Seller's liability under the Tax Indemnity other than the Specific Tax Indemnities. Subject to Clause 11.6, the aggregate amount of the Sellers' liability in respect of claims under the Tax Indemnity other than the Specific Tax Indemnities shall not exceed the W&I Liability Cap.
2.Any liability of the Sellers in respect of any Specific Tax Indemnity will not be limited, qualified or affected by any of the limitations, thresholds, procedures or other provisions set out in Clause 10, Clause 11 and Clause 12 of this Agreement, other than Clauses 11.2 (Several liability), 11.5, excluding 11.5.2 (Maximum liability), 11.9 (Subsequent recovery), 11.10 (No cumulation), 11.11 (Tax benefits), 11.12 (Mitigation) and 15 (W&I Insurance) which apply mutatis mutandis with respect to a Seller's liability under a Specific Tax Indemnity.
3.Any claims of the Purchaser vis-à-vis a Seller under a Specific Tax Indemnity may, if and to the extent possible at the time of the notice of the Specific Tax Indemnity claim, be satisfied by way of set-off against any Deferred Purchase Price Amounts payable to such Seller in accordance with Clause 21.14 (for the avoidance of doubt, subject to the applicable limitations as contemplated by this Agreement).
4.No recourse
Notwithstanding any provision of the Agreement or this Schedule 12 (Tax Matters) to the contrary, if a Tax Claim (including interest and penalties) is made against the Company for the underpayment of Tax in respect of any payment in cash or in kind (including equity incentives) made to current or former (deemed) employees of the Company which qualifies as taxable wages for purposes of the levy of Wage Tax, the Company shall not be obliged to recover such Tax from the relevant current or former (deemed) employees, unless specifically and expressly agreed in advance with such employees, and the possibility of such recovery shall not affect or prejudice the Tax Indemnity in any way.
5.No cumulation
The Purchaser may claim, in whole or in part, under the Tax Indemnity or the Tax Warranties at its discretion but it may not recover from the Sellers more than once in respect of the same damage.

        Exhibit 2.1

6.DUE DATE FOR PAYMENT
1.Any payment to be made by a Seller under this Schedule 12 (Tax Matters) or in respect of a Breach of the Tax Warranties shall be made:
1.within five (5) Business Days after the date on which the Purchaser or the Company notified the Sellers of the amount due; or
2.if later, ultimately five (5) Business Days before the latest date for payment of the relevant Tax Liability in order to avoid interest and penalties arising in respect thereof.
2.If the date on which the Tax Liability has to be paid is deferred following application to the relevant Tax Authority, the due date for payment by the Sellers shall be five (5) Business Days before the earlier of (i) the end of such deferral, or (ii) the date on which the Tax Liability is finally and irrevocably determined (onherroepelijk vaststaat). A Tax Liability shall be deemed to be finally and irrevocably determined as meant in the previous sentence when in respect of such Tax Liability, a legally binding agreement with any Tax Authority is made or a decision of a court or tribunal is given or any other binding agreement or determination is made that is not or no longer subject to appeal (uitspraak in kracht van gewijsde).
7.CONDUCT OF TAX AFFAIRS
1.Ring shall, and shall procure that the Company shall, prepare and submit all Tax Returns of the Company to the extent these are required to be filed before the Completion Date ("Pre-Completion Tax Return"), consistent with past practice and within the relevant time limit, provided that the Sellers shall keep the Purchaser fully informed about the status of any negotiations with any Tax Authority relating to the Pre-Completion Tax Returns.
2.Any Tax Return of the Company that is not covered by paragraph 7.1, shall be prepared, filed, negotiated and agreed by the Purchaser.
3.The Purchaser and the Sellers shall provide each other with such information and render such assistance as is reasonably necessary for the proper and timely preparation and submission of the Tax Returns of the Company and shall cause the Company (and its respective officers, employees, agents, accountants, lawyers, advisors and other representatives) to cooperate fully therewith.
8.TAX AUDITS
1.Upon receipt by the Purchaser or the Company of a written notice of a Sellers' Tax Audit or Sellers' Tax Claim, the Purchaser shall provide or procure that written notice is provided to the Sellers as soon as is reasonably practicable. The written notice shall contain such information, to the extent available, as is reasonably necessary to enable the Sellers to assess the potential claim. Failure to give notice within a reasonable time shall not relieve the Sellers of their liability for any Tax Liability resulting from such Tax Audit or Tax Claim except that the Sellers will not be liable for the additional damage (if any) in respect of such Tax Audit or Tax Claim resulting from such failure.

        Exhibit 2.1

2.Subject to the Sellers irrevocably and unconditionally confirming to the Purchaser that the Sellers accept liability for any Tax Liability resulting from the Sellers' Tax Audit or Sellers' Tax Claim (subject to the terms and conditions, including applicable limitations of liability, of this Agreement), the Sellers shall be entitled at their own expense to take over the control of any such Sellers' Tax Audit and/or resist or contest the Sellers' Tax Claim in the name of the Company. In case the Sellers wish to do so, they shall provide written notice to the Purchaser as soon as is reasonably practicable and in any event within 10 (ten) Business Days after receipt of the written notice from the Purchaser referred to in paragraph 8.1 of this Schedule 12 (Tax Matters). After receipt by the Purchaser of such notice from the Sellers, the Sellers shall have the conduct of the Sellers' Tax Audit and/or of any appeal, dispute or defence of the Sellers' Tax Claim, provided that neither the Sellers nor their advisors shall take any position that may reasonably be expected to in any material respect adversely affect the position of the Purchaser and/or the Company post Completion Date.
3.The Sellers and their advisers shall (i) not take any position and/or make any statement whatsoever orally or in writing in relation to (x) an Event occurring after the Completion Date, or (y) a period as of the Completion Date, (ii) provide the Purchaser and its advisers on a timely basis with drafts of all documents before these are submitted, (iii) consider such amendments as the Purchaser reasonably requests and (iv) provide the Purchaser and its advisors with all relevant information, including but not limited to copies of all correspondence and other documents related to the Sellers' Tax Audit and/or Sellers' Tax Claim.
9.MISCELLANEOUS
1.The exclusions set forth in Clauses 11.6 (No limitations), Clause 11.7 (Contingent liabilities) and Clause 11.8 (No recourse) of this Agreement shall apply mutatis mutandis with respect to paragraph 4 of this Schedule 12 (Tax Matters).
2.In case of a conflict between this Schedule 12 (Tax Matters) and the remainder of the Agreement, this Schedule 12 (Tax Matters) will take precedence.

        Exhibit 2.1

SCHEDULE 13 (ACCOUNTING RULES AND POLICIES)
[Omitted pursuant to Item 601(b)(2) of Regulation S-K.]

        Exhibit 2.1

SCHEDULE 14 (W&I INSURANCE POLICY)
[Omitted pursuant to Item 601(b)(2) of Regulation S-K.]

        Exhibit 2.1

DEFINITIONS SCHEDULE
"Accounting Rules and Policies" the accounting principles as set out in accordance with Schedule 13 (Accounting Rules and Policies), including the Normalised EBITDA Schedule;
"Accounts Date" means 31 December 2024;
"Affiliate" means the ultimate parent of a Party and any and all persons with respect to which now or hereafter the ultimate parent of a Party, directly or indirectly, holds more than 50 percent of the issued share capital, holds more than 50 percent of the voting power at general meetings, or has the power to appoint and dismiss a majority of the directors or otherwise direct the activities of such person;
"Agreement" means this share sale and purchase agreement, including all Schedules and Appendices, as may be amended in accordance with its terms from time to time;
"AVH Shares" means 9.5% of the shares in the share capital of Aardwarmte Vierpolders Holding B.V.;
"Base Amount" has the meaning given in Clause 3.1.1;
"Bibob Authority" has the meaning given in Clause 4.1.2;
"Breach" means a Warranty being untrue, inaccurate or misleading on the date on which the relevant Warranty is given;
"Bring Down Disclosure Letter" means a letter from the Sellers to the Purchaser, for the benefit of the W&I Insurer, setting out any matters, facts and circumstances that occurred or became known after the date of the Agreement which have resulted in an actual breach of any of the Sellers' Warranties;
"Business Day" means a day on which banks in Amsterdam, the Netherlands, Vienna, Austria, and Toronto, Canada are open for normal banking business excluding Saturdays, Sundays and public holidays;
"Carve-Out" means the transfer of the following shareholdings by the Company to CanAdelaar Holding GmbH on 14 July 2023 prior to entering into the JVA: (i) 100% of the shares in Maricann Inc.; (ii) 100% of the shares in CanAdelaar Deutschland GmbH; (iii) 100% of the shares in CanAdelaar Consulting Services GmbH; (iv) 99.62% of the shares in Cannabeo GmbH; and (v) 50% of the shares in CanAdelaar Management GmbH;
"Cash Balances" means, without duplication, the sum of the fair market value of all cash in hand held by the Company and any bank account balances in the name of the Company, including the bank account balances held by the Company with UniCredit Bank Austria AG and ABN Amro Bank N.V., as of the Effective Time, excluding trapped cash;

        Exhibit 2.1

"CITA" means the Dutch Corporate Income Tax Act (Wet op de Vennootschapsbelasting 1969);
"CIT Fiscal Unity" means a fiscal unity (fiscale eenheid) pursuant to section 15 of the CITA;
"Claim" means any claim by the Purchaser in respect of a Breach;
"Company" has the meaning given in the recitals to this Agreement;
"Company Information Technology Systems" means all Information Technology Systems operated, owned, held or used by the Company.
"Company Intellectual Property" means all Intellectual Property Rights owned, used or held by the Company.
"Completion" means the completion of the sale and transfer of the Shares under Clause 7;
"Completion Date" has the meaning given in Clause 7.1;
"Completion Deliverables" means the completion deliverables set out under paragraph 1.1 and paragraph 1.2 of Schedule 8 (Completion Deliverables and Completion Events);
"Completion Events" means the actions set out under paragraph 2 of Schedule 8 (Completion Deliverables and Completion Events);
"Conditions" has the meaning given in Clause 4.2;
"Corporate Income Tax" or "CIT" means any profit-based tax, including corporate income tax levied in accordance with the CITA or any comparable non-Dutch Law or provision;
"Current Accounting Rules and Policies" means the relevant provisions on financial statements in the DCC (Dutch GAAP) and, to the extent applicable, the prevailing Guidelines for annual reporting in the Netherlands (Richtlijnen voor de Jaarverslaggeving) published by the Dutch Accounting Standards Board (Raad voor de Jaarverslaggeving), as applied by the Company;
"Damages" means (i) in respect of a claim where the Sellers have any liability, damages, losses, liabilities, costs (including reasonable legal, experts' and consultants' fees), charges expenses, claims and demands are to be determined in accordance with article 6:96 DCC calculated without applying any multiplier or similar factor, irrespective whether such factor takes into account the basis on which the Purchaser has valued the Company when agreeing the Purchase Price or any element thereof, and calculated on an after Tax basis and (ii) in respect of any other claims, damages, losses, liabilities, costs (including reasonable legal, experts' and consultants' fees), charges expenses, claims and demands are to be determined in accordance with article 6:96 DCC calculated on an after Tax basis;

        Exhibit 2.1

"Data Room" means the information contained in the documents listed in the Data Room Index made available by the Sellers to the Purchaser in connection with the investigation into the Company conducted by the Purchaser;
"Data Room Index" means the index of the Data Room attached to this Agreement as Schedule 2 (Data Room Index);
"DCC" means the Dutch Civil Code (Nederlands Burgerlijk Wetboek);
"Deed of Transfer" means the notarial instrument for the transfer of the Shares, which shall be in the form reasonably proposed by the Notary and finalized between the Parties in good faith and shall include only the provisions essential to effectuate the transfer of the Shares and shall not include other arrangements such as representations or warranties, to be executed on Completion;
"Deferred Purchase Price" means the deferred part of the Purchase Price, if payable, as determined in accordance with Schedule 3 (Deferred Purchase Price);
"Designation" means the administrative designation decision (aanwijzing) granted to the Company on 17 March 2023 by the Minister and the minister of Justice and Security (Minister van Justitie en Veiligheid);
"Director" means Christopher Martens;
"Disclosure Letter" means the letter from the Sellers to the Purchaser dated the same date as this Agreement and attached to this Agreement as Schedule 11 (Disclosure Letter), which includes only specific references to documents contained in the Data Room and whereby no disclosures outside the contents of the Data Room shall be included or appended (unless such disclosures were not part of the contents of the Data Room);
"Effective Time" means 23:59 CET on the day immediately preceding the Completion Date, from which point the Shares shall be for the economic benefit and risk of the Purchaser;
"Encumbrance" means any mortgage, pledge, lien (retentierecht), retention of title (eigendomsvoorbehoud), any other registered obligation (kwalitatieve verplichting), personal right of enjoyment or use or right to acquire, usufruct, attachment, easement (erfdienstbaarheid), right of way (recht van overpad), right of superficies (recht van opstal), right of first refusal or other restriction on transfer, any restriction on voting or any other third party right or security interest of any kind, or any agreement to create any of the foregoing;
"Environmental Licences" means any licence, permit, consent or other authorization or exception required under environmental Law for the operation of the business of the Company as conducted at the date of this Agreement or in relation to any leased property;
"Estimated Net Indebtedness" means the estimate of the Net Indebtedness included in the Estimated Net Indebtedness Statement;

        Exhibit 2.1

"Estimated Net Indebtedness Statement" has the meaning given in Clause 6.1;
"Estimated Initial Purchase Price" has the meaning given in Clause 3.2;
"Experiment Act" means the Closed Coffee Shop Chain Experiment Act (Wet experiment gesloten coffeeshopketen);
"Experiment Decree" means the Closed Coffee Shop Chain Experiment Decree (Besluit experiment gesloten coffeeshopketen);
"Experiment Regulation" means the Closed Coffee Shop Chain Experiment Regulation (Regeling experiment gesloten coffeeshopketen;
"Fairly Disclosed" means that the matter or information has been disclosed to the Purchaser, a member of Purchaser's Group, or their advisors engaged by them in connection with the Transaction in the Data Room, in sufficient detail to identify the nature, scope and impact of the matter disclosed, without it being necessary to cross-refer to other documents outside of the Data Room;
"Filings" has the meaning given in Clause 4.3.2;
"Financial Statements" means the financial statements of the Company, including all notes, documents and statements thereto, for the period ending on the Accounts Date as disclosed in the Disclosure Letter;
"Fundamental Warranties" means the warranties set out in paragraphs 1, 2 (other than 2.2.3), and 3 of Schedule 10 (Warranties);
"Governmental Authority" means to the extent it has jurisdiction in respect of the relevant matter, any judicial, legislative, executive, regulatory, administrative, competition or other authority of the Netherlands, including the Minister, the minister of Justice and Security (Minister van Justitie en Veiligheid) and Bibob Authority, or any other jurisdiction, including of the European Union or the United Nations;
"Guaranteed Obligations" has the meaning given in Clause 18;
"Guarantor" has the meaning given in the preamble of this Agreement;
"Historical Dividends" means any dividend or other distribution of profits declared, paid or payable by the Company to the Sellers in respect of any financial year up to (and including) the financial year ending on 31 December 2024, in the aggregate amount of up to EUR 14,000,000;
"Indebtedness" means, expressed as a positive number and without duplication, the aggregate amount of all indebtedness, financial liabilities and financial obligations of the Company, including, without limitation, (i) any bonds, loans or financial liabilities to banks, financial institutions or external parties including break fees, prepayment fees and unpaid interest on these loans; (ii) any indebtedness, financial obligations and undertakings relating to the Odor Issue and Project Camilla;

        Exhibit 2.1

(iii) all accrued and unpaid income Taxes, including deferred Tax liabilities, whether or not due and payable (other than deferred Tax liabilities, whether or not due and payable, resulting from financial lease capitalisation); (iv) any overdue Taxes, including but without limitation any VAT payable balance, and social security payments; (v) all due but unpaid employment related expenses, including without limitation net wages (netto loon), management fees, bonuses, severance payments and holiday days; (vi) all unfunded or overdue pension liabilities, both on and off-balance sheet; (vii) all overdue trade payables and accounts payable exceeding 30 days, including overdue accounts payable to J. Noordermeer; (viii) all overdue trade payables attributed to a supplier for purchases of capital equipment (capex creditors) exceeding 30 days; (ix) all imposed or assessed but unpaid penalties, fines, or sanctions imposed by any Governmental Authority, including without limitation relating to the Odor Issue; (x) all subsidies, grants and other financial assistance received and not repaid (to the extent such subsidies, grants and financial assistance must be repaid); (xi) all due but unpaid rent and financial lease liabilities (as recorded on the Company's balance sheet) payable in to be paid with respect to lease agreements (excluding the EUR 4,500,000 for the acquisition of the New Property); (xii) all unpaid accountant fees and audit costs relating to the period prior to Completion; (xiii) all unpaid costs and expenses incurred in connection with the transaction contemplated by this Agreement, including without limitation financial advisory fees, legal fees, broker fees, and accountant fees; and (xiv) any obligations or amounts payable to any member of a Seller's Group or any of its Related Parties to the extent not settled prior to or at Completion, in each case as of the Effective Time, excluding EUR 5,000,000 for the acquisition of the New Property and AVH Shares;
"Individual Warranties" means the warranties set out in paragraphs 1, 3.1.2, 3.1.3, 3.1.5 and 4.2.7 of Schedule 10 (Warranties);
"Information Technology Systems" means all systems, networks, hardware, computers, software, (including source code and object code), firmware, middleware, routers, hubs, servers, databases, websites and all other information technology and information technology equipment and all documentation associated with any of the foregoing;
"Initial Purchase Price" has the meaning given in Clause 3.1;
"Insolvency Proceedings" means any form of insolvency, bankruptcy, suspension of payments, dissolution, agreement with creditors or any other form of loss of free management or forced disposal or liquidation of property in any jurisdiction;
"Intellectual Property Rights" means all intellectual property and all rights related thereto, whether registered or unregistered, domestic or foreign, including without limitation: all patents, trademarks, trade names, business names, corporate names, logos, slogans, trade dress, domain names, works (whether published or unpublished), writings, content, designs, graphics, databases, files, software (including source codes and object codes), semiconductor topographies, documentation, inventions, discoveries, developments, concepts, drafts, recipes, formulas, processes, technologies, methods, systems, know-how, confidential information, proprietary information, trade secrets, all other proprietary rights, all applications, divisions, continuations, continuations in part, extensions, reissues and renewals for or of any of the above and the right to file such applications, divisions, continuations, continuations in part, extensions, reissues and renewals, all goodwill associated with any of the above and all other rights relating to any of the

        Exhibit 2.1

above (including without limitation patent rights, copyrights and moral rights, neighbouring rights, database rights, trademark rights, trade name rights and design rights);
"Interim Dividend" means any dividend or other distribution of profits paid, or payable, by the Company to the Sellers in respect of the period prior to Completion in the aggregate amount of up to EUR 8,000,000.00;
"Joint Warranties" means the Warranties other than the Individual Warranties;
"JVA" has the meaning given in Clause 2.3;
"Key Employee" means each of Christopher Martens, Matthias Meinl, Ernst Maximilian Schreder and Johan Noordermeer;
"Law" means any applicable statute, law, treaty, ordinance, order, rule, directive, regulation, code, executive order, injunction, judgment, decree or other requirement of any Governmental Authority;
"Long Stop Date" has the meaning given in Clause 4.5;
"Material Adverse Effect" means any effect, event, occurrence, circumstance or change (each an "Effect") that, individually or together with other Effects, causes or would reasonably be expected to cause a material adverse change in the assets, liabilities, business operations, results of operations, financial or trading position or profitability of the Company (taken as a whole), including any material adverse conditions or limitations imposed on the Designation, provided, however, that for the purpose of determining whether a Material Adverse Effect has occurred the following Effects shall be disregarded:
(A)(x) changes in economic or market conditions, including volatility in interest rates, (y) natural disasters or acts of nature, pandemics or public health emergencies, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, provided that the Effects under (x) and (y) shall be taken into account in determining whether a Material Adverse Effect has occurred if they, individually or taken together with other Effects, disproportionally affect the Company relative to other companies operating in the industry or market in which the Company operates;
(B)actions or inactions required to be taken by a Seller or any member of a Seller's Group pursuant to this Agreement or any ancillary agreements, or any actions or inactions taken by a Seller or any member of a Seller's Group at the Purchaser's written request or with the Purchaser's prior written consent (if such consent was provided on a fully informed basis); and
(C)any failure, in and of itself, to meet internal projections, forecasts, estimates, budgets or business plans, provided that any Effect underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred;

        Exhibit 2.1

"Minister" has the meaning given in Clause 4.1.1;
"Normalised EBITDA Schedule" means the overview of Normalised EBITDA items, as included in Schedule 13 (Accounting Rules and Policies);
"Net Indebtedness" means the Cash Balances minus the Indebtedness, on the Completion Date;
"New Property" means the plot of horticultural land with approximately 48,380 m2 of glass buildings and appurtenances, with address Middelweg 4 in Hellevoetsluis and recorded with the Dutch land registry as municipality of Hellevoetsluis, section K, numbers 177, 231, 248, 249, 266, 267 and 314, sized 66,799 m2, and the adjacent plot of land and the farmhouse located thereon, with address Middelweg 4a in Hellevoetsluis and recorded with the Dutch land registry as municipality of Hellevoetsluis, section K, number 313, sized 851 m2;
"Non-Fundamental Warranties" means the Warranties other than the Fundamental Warranties;
"Notary" means civil law notary (notaris) M.A.J. Cremers of Stibbe or her substitute;
"Notary's Bank Account" means the bank account number NL79 INGB 0696 4626 72 with ING Bank N.V. in the name of Stibbe Derdengelden Notariaat;
"Notary Letter" has the meaning given in Clause 3.4;
"Odor Issue" means the odor nuisance created by the Company, which resulted in a customized decision (maatwerkbesluit) dated 13 March 2025 and an order subject to a penalty (last onder dwangsom) dated 25 June 2025, imposed on the Company by the Municipal Executive of Voorne aan Zee (through the DCMR Environmental Service Rijnmond), and enforcement thereof, and all related matters (including all current, pending and threatened disputes and litigation in this respect);
"Outstanding Claim" means any claim of the Purchaser against a Seller, which has been notified by the Purchaser to such Seller in accordance with this Agreement and which is not a Resolved Claim;
"Order" means any order, stay, injunction, judgment, decision, guidance, ruling or decree issued by any Governmental Authority;
"Paid Fines" means any administrative fines or cash penalties (i) pursuant to the order subject to penalty (last onder dwangsom) initially issued by Municipal Executive of Voorne aan Zee (through the DCMR Environmental Service Rijnmond) dated 25 June 2025 in relation to the Odor Issue, paid by the Company prior to Completion, (ii) imposed by a Governmental Authority against the Company and paid by the Company prior to Completion; or (iii) that has been taken into account as Indebtedness (or otherwise treated as a deduction in the calculation of Net Indebtedness) in the Completion Statement;
"Party" has the meaning given in the preamble of this Agreement;

        Exhibit 2.1

"Pension Obligations" has the meaning given in paragraph 11.1 of Schedule 10 (Warranties);
"Permitted Dividends" means the Historical Dividends and the Interim Dividend;
"Project Camilla" means the project concerning the establishment of a joint venture involving Mr Hofer, Mr Prokop, Mr Zeller, Mrs Kendrick and Mr Hieslmai, on the one hand, and the Company, on the other hand, in relation to which the negotiations and discussions were terminated by the Company, and all related matters (including all current, pending and threatened disputes and litigation in this respect);
"Property" means any immovable property (onroerend goed) leased or used by the Company;
"Purchase Price" has the meaning given in Clause 3.3;
"Purchaser" has the meaning given in the preamble of this Agreement;
"Purchaser's Group" means the Purchaser together with its Affiliates (including, as of the Completion, the Company), but excluding Altria Group Inc. and its Affiliates;
"Purchaser's Warranties" has the meaning given in Clause 17;
"Registered" means issued by, registered with, renewed by or the subject of a pending application before any domestic or foreign Governmental Authority or internet domain name registrar;
"Regulatory Conditions" has the meaning given in Clause 4.1;
"Related Parties" means with respect to any person, any of its direct and indirect shareholders, group companies, executive or non-executive directors, employees and any other individuals employed by, engaged by, or otherwise performing services for such person;
"Relevant Proportion" means the percentage as set out opposite a Seller's name in the third column of Schedule 1 (Ownership of the Shares);
"Resolved Claim" means a claim of the Purchaser against a Seller, which has been (i) agreed in writing between the Purchaser and the Seller as to both liability and quantum or (ii) finally determined by a court of competent jurisdiction or a competent arbitral tribunal from which there is no right of appeal, or from whose judgment or arbitral reward the relevant Party is debarred (by passage of time or otherwise) from making an appeal or (iii) unconditionally withdrawn by the Purchaser in writing.
"Seller's Group" means a Seller together with its Affiliates;
"Sellers" has the meaning given in the preamble of this Agreement;
"Sellers W&I Premium Amount" has the meaning given in Clause 3.1.3;
"Shares" has the meaning given in the recitals to this Agreement;

        Exhibit 2.1

"Specific Indemnity" has the meaning given in Clause 13.1;
"Specific Tax Indemnities" means the tax indemnities set out in paragraphs 4.1.2, 4.1.5, 4.1.6 and 4.1.7 of Schedule 12 (Tax Matters);
"Tax", "Taxes" or "Taxation" means all forms of local and national taxes, duties, levies, social security contributions or other imposts or withholdings imposed by or payable to any Tax Authority whether direct or indirect, chargeable or attributable to the Company or to any other person and irrespective of any such taxes, duties, levies, social security contributions or other imposts or withholdings being recoverable from any other person and including penalties, additions, interest, costs and expenses and any payment obligation by way of reimbursement, recharge, indemnity or damages relating to such taxes, duties, levies, social security contributions or other imposts or withholdings;
"Tax Authority" means any Governmental Authority in or outside the Netherlands having the authority to impose or collect Tax;
"Tax Benefit" means (i) any refund or repayment in respect of Tax actually received and retained or set-off against a liability for Tax by the Company and (ii) any actual reduction of Tax payable by the Company;
"Tax Claim" means any notice, demand, assessment, letter or other document by or on behalf of any Tax Authority resulting in a Tax Liability of the Company;
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under this Agreement;
"Tax Facility" means any facility under any applicable Tax Law, including any facility based on case law, as a result of which facility a deferral, exemption or other relief from a Tax Liability is or becomes available in respect of any event or transaction that would have given or might give rise to a Tax Liability for the Company, but for the availability of such facility;
"Tax Indemnity" means the tax indemnities included in Schedule 12 (Tax Matters);
"Tax Liability" means any liability, whether actual, deferred, contingent or disputed for or on account of Tax, irrespective of the availability and use or set-off of any Tax Relief, and with respect to paragraph 4 of Schedule 12 (Tax Matters) including any liability as a result of or in connection with the recovery by or on behalf of any Governmental Authority of state aid that is held to be incompatible with the internal market of the European Union (as meant in the Treaty of the Functioning of the European Union);
"Tax Loss Carry Forwards" means the amount of losses computed in accordance with the applicable Tax Law and regulations, which are available to compensate, set off or otherwise reduce any Tax;

        Exhibit 2.1

"Tax Relief" includes any allowance, credit, deduction, amortization, depreciation, exemption or set-off (including for the avoidance of doubt Tax Loss Carry Forwards) in respect of any Tax or relevant to the computation of any income, profits or gains for purposes of any Tax, or any repayment of or saving of Tax (including any repayment supplement or interest in respect of Tax), and any reference to the use or set off of Tax Relief will be construed accordingly and will include use or set off in part and any reference to the loss or diminution of a Tax Relief will include the absence, non-existence or cancellation of any such Tax Relief, or to such Tax Relief being available only in a reduced amount;
"Tax Return" means any communication relating to Tax, including a filing, return, declaration, election, report or other formal or informal information provision, and any change thereto or amendment thereof;
"Tax Warranties" means the warranties as set out in paragraph 18 of Schedule 10 (Warranties);
"Third Party Claim" has the meaning given in Clause 12.2.1;
"Transitional Services Agreement" has the meaning given in Clause 5.8;
"Value Added Tax" or "VAT" means any consumption-based tax, including value added tax levied in accordance with the Dutch Value Added Tax Act (Wet op de omzetbelasting 1968) or any comparable non-Dutch Law or provision;
"VAT Fiscal Unity" means a fiscal unity pursuant to section 7(4) of the Dutch Value Added Tax Act (Wet op de omzetbelasting 1968);
"Warranties" means the warranties given by the Sellers set out in Schedule 10 (Warranties);
"W&I Insurance" has the meaning given in the recitals to this Agreement;
"W&I Insurance Policy" means the insurance policy issued by the W&I Insurer with the Purchaser as policyholder and beneficiary to provide coverage to the Purchaser in respect of any Claims and claims under the Tax Indemnity (other than the Specific Tax Indemnities), the agreed form of which is attached hereto as Schedule 14 (W&I Insurance Policy);
"W&I Insurer" means Acquinex Limited; and
"W&I Liability Cap" has the meaning given in Clause 11.5.2.